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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IDEC PHARMACEUTICALS CORPORATION,

BRIDGES MERGER CORPORATION

AND

BIOGEN, INC.

DATED AS OF JUNE 20, 2003

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 20, 2003, by and among IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation ("IDEC"), BRIDGES MERGER CORPORATION, a Massachusetts corporation and a direct wholly owned subsidiary of IDEC ("Merger Sub"), and BIOGEN, INC., a Massachusetts corporation ("Biogen").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of IDEC, Merger Sub and Biogen have deemed it advisable and in the best interests of their respective corporations and stockholders that IDEC and Biogen engage in a business combination in a merger of equals in order to advance their respective long-term strategic business interests; and

        WHEREAS, in furtherance thereof, the Boards of Directors of each of IDEC, Merger Sub and Biogen have approved this Agreement and the merger of Merger Sub with and into Biogen with Biogen continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Massachusetts Business Corporation Law (the "MBCL"); and

        WHEREAS, the Board of Directors of Biogen has determined to recommend to its stockholders the approval and adoption of this Agreement and the Merger; and

        WHEREAS, the Board of Directors of IDEC has determined to recommend to its stockholders approval of the IDEC Charter Amendment (as defined in Section 1.8) and the issuance of shares of IDEC Common Stock (as defined in Section 2.1(a)) in connection with the Merger (the "Share Issuance"); and

        WHEREAS, IDEC, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Biogen, the separate corporate existence of Merger Sub shall cease and Biogen shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the MBCL.

        SECTION 1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

        SECTION 1.3    Effective Time.    Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger executed in accordance with the relevant provisions of the MBCL (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts (the "Secretary of State") and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such subsequent date or time as IDEC and Biogen shall agree and specify in the Articles of Merger. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

        SECTION 1.4    Effects of The Merger.    At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCL.

        SECTION 1.5    Purposes of the Surviving Corporation.    The purposes of the Surviving Corporation shall be as set forth in Article 2 of the articles of organization of the Surviving Corporation.

        SECTION 1.6    Organizational Documents of the Surviving Corporation.    At the Effective Time, the Biogen Charter (as defined in Section 3.1(a)(ii)) shall be amended and restated in its entirety to be identical to the articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCL and as provided in such articles of organization; provided, however, that at the Effective Time, Article I of the articles of organization of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Biogen, Inc." After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $.01 per share. At the Effective Time, the Biogen By-Laws (as defined in Section 3.1(a)(ii)) shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCL and as provided in such by-laws.

        SECTION 1.7    Directors and Officers of the Surviving Corporation.    The initial directors of the Surviving Corporation shall be the IDEC Designated Directors (as defined in Section 5.14) and the Biogen Designated Directors (as defined in Section 5.14), until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Biogen immediately prior to the Effective Time, until their respective successors are duly appointed.

        SECTION 1.8    IDEC Charter Amendment.    Immediately prior to the Effective Time, and subject to the terms and conditions of this Agreement and receipt of IDEC Stockholder Approval (as defined in Section 3.2(c)(iii)), pursuant to the applicable provisions of Delaware General Corporation Law, IDEC shall cause the IDEC Charter (as defined in Section 3.2(a)(ii)) to be amended (the "IDEC Charter Amendment") to (i) change the name of IDEC to "BIOGEN IDEC, INC." and (ii) increase the number of authorized shares of IDEC Common Stock to one billion (1,000,000,000) shares, by filing a Certificate of Amendment substantially in the form of Exhibit A hereto (the "IDEC Certificate of Amendment") with the Secretary of State of the State of Delaware in accordance with applicable provisions of the Delaware General Corporation Law.

        SECTION 1.9    Alternative Structure.    Biogen and IDEC may mutually agree to revise the structure of the Merger provided for herein at any time prior to receipt of either Biogen Stockholder Approval (as defined in Section 3.1(c)(iii)) or IDEC Stockholder Approval, or at any time thereafter if, with appropriate disclosure, any required further approval of the revised structure is obtained from the stockholders of Biogen and IDEC, as applicable; provided, however, that under any such revised structure the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Biogen and IDEC agree to consider in good faith the request of the other party to revise the structure of the Merger from that set forth herein.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

        SECTION 2.1    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of IDEC, Merger Sub, Biogen or the holders of any shares of common stock, par value $0.01 per share, of Biogen (together with any associated Biogen Rights (as defined in Section 3.1(b)(i)), "Biogen Common Stock"):

          (a)    Conversion of Biogen Common Stock.    Each share of Biogen Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Biogen Common Stock to be canceled pursuant to Section 2.1(c) or, subject to Section 2.1(g), held by a Dissenting Holder (as defined in Section 2.1(g)(i)), shall be automatically converted into the right to receive 1.150 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.0005 per share ("IDEC Common Stock"), of IDEC (together with any associated IDEC Rights (as defined in Section 3.2(b)(i)), the "Merger Consideration")) upon surrender of the Certificate (as defined in Section 2.2(b)) which immediately prior to the Effective Time represented such share of Biogen Common Stock in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed certificate, Section 2.2(i)). As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration payable in respect of the shares of Biogen Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c) , all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) or (ii) in the case of a Dissenting Holder, the rights set forth in Section 2.1(g).

          (b)    Capital Stock of Merger Sub.    Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c)    Cancellation of Treasury Shares.    Each share of Biogen Common Stock held in the treasury of Biogen, if any, shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

          (d)    Biogen Options and Employee Stock Purchase Plans.    At the Effective Time, (i) all options to purchase Biogen Common Stock (each, a "Biogen Option") issued and outstanding under each Biogen Stock Plan (as defined in Section 3.1(b)(i)) shall be assumed by IDEC in accordance with Section 5.12(a) and (ii) all rights outstanding under Biogen's 1983 Employee Stock Purchase Plan, as amended and restated, and the 1994 International Employee Stock Purchase Plan, as amended and restated (collectively, the "Biogen Purchase Plans"), shall be treated as set forth in Section 5.12 (b).

          (e)    Fractional Shares.    No fraction of a share of IDEC Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Biogen Common Stock who would otherwise be entitled to a fraction of a share of IDEC Common Stock (after aggregating all fractional shares of IDEC Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from IDEC an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by

  (ii) the average closing price of one share of IDEC Common Stock for the ten (10) most recent trading days that IDEC Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the Nasdaq National Market.

          (f)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IDEC Common Stock or Biogen Common Stock), reorganization, recapitalization, reclassification or other like change with respect to IDEC Common Stock or Biogen Common Stock having a record date on or after the date hereof and prior to the Effective Time.

          (g)    Dissenter's Rights.

            (i)    No conversion under Section 2.1(a) hereof shall occur with respect to the shares of Biogen Common Stock held by a Dissenting Holder; provided, however, that each share of Biogen Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the MBCL, shall be deemed to be converted, as of the Effective Time, into the Merger Consideration as set forth in Section 2.1(a) hereof. The term "Dissenting Holder" shall mean a holder of Biogen Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's shares of Biogen Common Stock.

            (ii)   Any Dissenting Holder (A) who (1) files with Biogen a written objection to the Merger before the Biogen Stockholders' Meeting (as defined in Section 5.1(b)) and (2) states in such objection that he intends to demand payment for his shares if the Merger is consummated and (B) whose shares are not voted in favor of the Merger shall be entitled to demand payment from Biogen for his shares of Biogen Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

        SECTION 2.2    Exchange of Shares and Certificates.

          (a)    Exchange Agent.    At or prior to the Effective Time, IDEC shall engage an institution reasonably satisfactory to Biogen to act as exchange agent in connection with the Merger (the "Exchange Agent"), pursuant to an agreement reasonably satisfactory to Biogen. At the Effective Time, IDEC shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Biogen Common Stock immediately prior to the Effective Time, certificates representing the shares of IDEC Common Stock issuable pursuant to Section 2.1(a). In addition, IDEC shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Biogen Common Stock may be entitled pursuant to Section 2.2(c). All cash and IDEC Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (b)    Exchange Procedures.    Promptly after the Effective Time, IDEC shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Biogen Common Stock (the "Certificates"), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IDEC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of IDEC Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by IDEC, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of IDEC Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Biogen Common Stock which is not registered in the transfer records of Biogen, a certificate representing the proper number of shares of IDEC Common Stock may be issued to a Person (as defined in Section 8.3(o)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of IDEC Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of IDEC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c) ) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to IDEC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of IDEC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Law (as defined in Section 3.1(g)(i)), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of IDEC Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of IDEC Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of IDEC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of IDEC Common Stock.

          (d)    No Further Ownership Rights in Biogen Common Stock.    All shares of IDEC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Biogen Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of Biogen shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Biogen Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to IDEC, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to IDEC for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of IDEC Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

          (f)    No Liability.    None of IDEC, Merger Sub, Biogen or the Exchange Agent shall be liable to any Person in respect of any shares of IDEC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of IDEC Common Stock, any cash in lieu of fractional shares of IDEC Common Stock or any dividends or distributions with respect to IDEC Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)(v)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by IDEC on a daily basis provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of Biogen after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to IDEC.

          (h)    Withholding Rights.    IDEC or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Biogen Common Stock immediately prior to the Effective Time such amounts as IDEC or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by IDEC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (i)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of IDEC Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that IDEC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to IDEC, or a bond in such sum as IDEC may reasonably direct as indemnity, against any claim that may be made against IDEC or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        SECTION 3.1    Representations and Warranties of Biogen.    Except as set forth in the disclosure schedule dated as of the date of this Agreement and executed and delivered by Biogen to IDEC concurrently with or prior to the execution and delivery by Biogen of this Agreement (the "Biogen

Disclosure Schedule"), Biogen represents and warrants to IDEC and Merger Sub as set forth below. Each exception set forth in the Biogen Disclosure Schedule, and any other information included in the Biogen Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual subsection of this Agreement and shall be deemed to be disclosed solely for purposes of such subsection, except to the extent that disclosure in one subsection of the Biogen Disclosure Schedule is specifically referred to in another subsection of the Biogen Disclosure Schedule by appropriate cross-reference.

          (a)    Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

            (i)    Organization, Standing and Corporate Power.    Biogen and each of its Subsidiaries (as defined in Section 8.3(p)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized, and has the requisite corporate (or similar) power and authority to carry on its business as currently conducted, except for those jurisdictions in which the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (as defined in Section 8.3(l)) on Biogen. Each of Biogen and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen.

            (ii)    Charter Documents.    Biogen has delivered or made available to IDEC prior to the execution of this Agreement complete and correct copies of (A) the Articles of Organization of Biogen (including any certificates of designation), as amended and currently in effect (the "Biogen Charter"), and the by-laws of Biogen, as amended and currently in effect (the "Biogen By-Laws," and, together with the Biogen Charter, the "Biogen Organizational Documents"), and (B) the certificate of incorporation and by-laws or like organizational documents of each of the Biogen Significant Subsidiaries (as defined in Section 3.1(a)(iii)), as amended and currently in effect (collectively, the "Biogen Subsidiary Organizational Documents"), and each such instrument is in full force and effect. Biogen is not in violation of the Biogen Organizational Documents and no Biogen Significant Subsidiary is in violation of its Biogen Subsidiary Organizational Documents, except, in the case of such Biogen Significant Subsidiary, as would not reasonably be likely to have a Material Adverse Effect on Biogen.

            (iii)    Subsidiaries.    Section 3.1(a)(iii) of the Biogen Disclosure Schedule lists all the Subsidiaries of Biogen which as of the date of this Agreement are significant subsidiaries (as defined in Rule 102 of Regulation S-X of the U.S. Securities and Exchange Commission (the "SEC")) (the "Biogen Significant Subsidiaries"). All the outstanding shares of capital stock of, or other equity interests in, each Biogen Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Biogen, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (b)    Capital Structure.

            (i)    The authorized capital stock of Biogen consists of 375,000,000 shares of Biogen Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share ("Biogen Preferred Stock"). At the close of business on May 31, 2003, (A) 148,964,583 shares of Biogen Common Stock were issued and outstanding; (B) 2,234,719 shares of Biogen Common Stock were held by Biogen in its treasury; (C) no shares of Biogen Preferred Stock were issued and outstanding; (D) 192,220 shares of Biogen Common Stock were reserved for issuance pursuant to the Biogen Purchase Plans; (E) 27,716,417 shares of Biogen Common Stock were reserved for issuance pursuant to the Biogen 1982 Incentive Stock Option Plan, as amended and restated through December 13, 2002, effective December 31, 2002, the Biogen 1985 Non-Qualified Stock Option Plan, as amended and restated through April 11, 2003, the Biogen 1987 Scientific Board Stock Option Plan, as amended and restated through February 7, 2003, and the Biogen 2003 Omnibus Equity Plan (such plans, collectively, the "Biogen Stock Plans"), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Biogen SEC Documents (as defined in Section 3.1(d)(i)) prior to the date of this Agreement or delivered to IDEC; and (F) 250,000 shares of Biogen Preferred Stock were designated as Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of preferred share purchase rights (the "Biogen Rights") issued pursuant to the Biogen Rights Agreement dated May 8, 1999 between Biogen and State Street Bank and Trust Company (as successor in interest to First National Bank of Boston), as amended by the Amendment and Agreement to Rights Agreement dated as of May 31, 2002 between Biogen, State Street Bank and Trust Company, as the old rights agent, and EquiServe Trust Company, N.A., as the new rights agent, and the Second Agreement and Amendment to Rights Agreement dated as of June 20, 2003, between Biogen and EquiServe Trust Company, N.A. (the "Biogen Rights Agreement").

            (ii)   As of the close of business on May 31, 2003, 18,852,124 shares of Biogen Common Stock were subject to issuance pursuant to outstanding Biogen Options under the Biogen Stock Plans. All shares of Biogen Common Stock subject to issuance under the Biogen Stock Plans and the Biogen Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Biogen is bound obligating Biogen to accelerate the vesting of any Biogen Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Biogen.

            (iii)  No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Biogen are issued or outstanding as of the date hereof.

            (iv)  Except as otherwise set forth in this Section 3.1(b), as of May 31, 2003, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Biogen or any of its Subsidiaries is a party or by which any of them is bound obligating Biogen or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Biogen or any of its Subsidiaries, or obligating Biogen or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Biogen Common Stock, all outstanding Biogen Options, and all outstanding shares of capital stock of each Subsidiary of Biogen have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Law and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(d)).

            (v)   Since May 31, 2003 and through the date hereof, other than (A) issuances of Biogen Common Stock pursuant to the exercise of Biogen Options granted under Biogen Stock Plans and outstanding as of May 31, 2003, (B) issuances of Biogen Common Stock pursuant to the Biogen Purchase Plans, (C) repurchases of Biogen Common Stock from employees of Biogen following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (D) issuances of Biogen Common Stock (consisting of newly-issued shares or shares in treasury) as contributions of Biogen Common Stock to defined contribution plans sponsored by Biogen ("Biogen Defined Contribution Plans") and (E) grants of Biogen Options under Biogen Stock Plans in the ordinary course of business consistent with past practice, there has been no change in (1) the outstanding capital stock of Biogen, (2) the number of Biogen Options outstanding, or (3) the number of other options, warrants or other rights to purchase Biogen capital stock.

            (vi)  Neither Biogen nor any Subsidiary of Biogen is a party to any currently effective agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of Biogen or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv) hereof.

            (vii) Other than its Subsidiaries, as of the date hereof, Biogen does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice in entities which are not individually or in the aggregate material to Biogen and its Subsidiaries taken as a whole.

          (c)    Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

            (i)    Authority.    Biogen has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Biogen, and the consummation by Biogen of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Biogen, and no other corporate proceedings on the part of Biogen and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of this Agreement and the Merger, the Biogen Stockholder Approval. This Agreement has been duly executed and delivered by Biogen. Assuming the due authorization, execution and delivery of this Agreement by IDEC and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Biogen enforceable against Biogen in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (ii)    Board Approval.    The Board of Directors of Biogen has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of Biogen and its stockholders, (B) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved (subject to Section 4.2(d)) to recommend this Agreement and the Merger to its stockholders for approval and (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement.

            (iii)    Voting Requirements.    The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Biogen Common Stock entitled to vote thereon at a duly convened and held Biogen Stockholders' Meeting (the

    "Biogen Stockholder Approval") is the only vote of the holders of any class or series of Biogen's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

            (iv)    No Conflict.    The execution and delivery of this Agreement by Biogen does not, and the consummation by Biogen of the transactions contemplated hereby and compliance by Biogen with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Biogen or any of its Subsidiaries or any restriction on the conduct of Biogen's business or operations under, (A) the Biogen Organizational Documents or the Biogen Subsidiary Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Biogen or any of its Subsidiaries or their respective properties or assets, or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Biogen or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Biogen.

            (v)    Required Filings or Consents.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required to be made or obtained by or with respect to Biogen or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Biogen or the consummation by Biogen of the transactions contemplated hereby, except for:

              (A)  the filing of a pre-merger notification and report form by Biogen under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

              (B)  the filing with the SEC of:

                (1)   a proxy statement relating to the Biogen Stockholders' Meeting (such proxy statement, together with the proxy statement relating to the IDEC Stockholders' Meeting (as defined in Section 5.1(b)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement");

                (2)   such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby;

              (C)  the filing of the Articles of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Biogen is qualified to do business and such filings with state securities or other "blue sky" laws; and

              (D)  such consents, approvals, orders or authorizations, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Biogen.

          (d)    SEC Documents; Financial Statements.

            (i)    Biogen has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by Biogen since January 1, 2001 (excluding the Joint Proxy Statement, the "Biogen SEC Documents"). As of their respective dates, the Biogen SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Biogen SEC Documents, and none of the Biogen SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Biogen SEC Document filed with the SEC prior to the date hereof.

            (ii)   The financial statements of Biogen included in the Biogen SEC Documents, including each Biogen SEC Document filed after the date hereof until the Effective Time, comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Biogen and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

            (iii)  Except as reflected or reserved against in the balance sheet of Biogen dated March 31, 2003 included in the Form 10-Q filed by Biogen with the SEC on April 17, 2003 (including the notes thereto, the "Biogen Balance Sheet"), neither Biogen nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Biogen and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since March 31, 2003 in the ordinary course of business consistent with past practice which would not reasonably be likely to have a Material Adverse Effect on Biogen and (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

            (iv)  Neither Biogen nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Biogen and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (as defined in Section 8.3(a)), including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Biogen or any of its Subsidiaries in Biogen's or its Subsidiaries' published financial statements.

          (e)    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Biogen for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by IDEC in connection with the issuance of IDEC Common Stock in the Merger (including any amendments or supplements, the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Biogen's stockholders or at the time of the Biogen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Biogen with respect to information or statements with respect to IDEC or its Subsidiaries made or incorporated by reference therein supplied by or on behalf of IDEC for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

          (f)    Absence of Certain Changes or Events.

            (i)    Since December 31, 2002 through the date hereof, except as and to the extent disclosed in the Biogen SEC Documents filed prior to the date of this Agreement:

              (A)  Biogen and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

              (B)  there has not been any split, combination or reclassification of any of Biogen's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Biogen's capital stock;

              (C)  except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by Biogen; and

              (D)  there has not been any action taken by Biogen or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b), other than actions in connection with entering into this Agreement.

            (ii)   Since December 31, 2002 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on Biogen.

          (g)    Compliance with Applicable Laws; Permits; Litigation.

            (i)    Biogen, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the U.S. Food and Drug Administration (the "FDA") promulgated thereunder) which are required for the operation of the businesses of Biogen and its Subsidiaries in the manner described in the Biogen SEC Documents filed prior to the date hereof or as they are being conducted as of the date hereof (the "Biogen Permits"), and all Biogen Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Biogen Permits individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Biogen. As of the date hereof, Biogen and its Subsidiaries are in compliance with the terms of the Biogen Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws") relating to Biogen and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the Biogen Permits or such Applicable Laws individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Biogen.

            (ii)   As of the date hereof, except as and to the extent disclosed in the Biogen SEC Documents filed prior to the date of this Agreement, including the notes to the financial statements included therein, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Biogen or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(j)), is pending or, to the Knowledge (as defined in Section 8.3(k)) of Biogen, threatened which individually or in the aggregate would reasonably be likely to have a Material Adverse Effect on Biogen.

            (iii)  As of the date hereof, neither Biogen nor any of its Subsidiaries is subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Biogen.

          (h)    Labor and Other Employment Matters.

            (i)    As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen, (a) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Biogen or any of its Subsidiaries are pending or, to the Knowledge of Biogen, threatened, (b) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Biogen, threatened against Biogen or any of its Subsidiaries, (c) neither Biogen nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) Biogen and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including, but not limited to, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee benefits, severance payments, labor relations, employee leave issues and unemployment insurance and related matters, (e) there are no complaints, charges or claims against Biogen or any of its Subsidiaries pending with or, to the Knowledge of Biogen, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by Biogen and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers' compensation or unemployment benefits, (f) Biogen and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes (as defined in Section 3.1(j)(xi)) or any penalty for failure to comply with any of the foregoing, (g) neither Biogen nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (h) no employee of Biogen or any of its Subsidiaries, at the officer level or above, has given notice to Biogen or any of its Subsidiaries that any such employee intends to terminate his or her employment with Biogen or any of its Subsidiaries, and (i) to the Knowledge of Biogen, no employee of Biogen or any of its Subsidiaries is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Biogen or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Biogen or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

            (ii)   As of the date hereof,

              (A)  neither Biogen nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated;

              (B)  no labor organization or group of employees of Biogen or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Biogen, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

              (C)  to the Knowledge of Biogen, no labor union is seeking to organize any employees of Biogen or any of its Subsidiaries.

          (i)    Benefit Plans.

            (i)    With respect to each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan, fringe benefit, disability, sabbatical and other similar plan, arrangement or understanding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any employment agreement, consulting agreement or severance agreement (such plans, agreements, arrangements or understandings, collectively, "Benefit Plans") with or for the benefit of any current or former employee, officer or director of Biogen or any of its Subsidiaries or ERISA Affiliates (as defined in Section 3.1(i)(vi)) (the "Biogen Benefit Plans"), no event has occurred and there exists no condition or set of circumstances, which could reasonably be likely to have a Material Adverse Effect on Biogen under ERISA, the Code or any other Applicable Law.

            (ii)   Each Biogen Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements. Each Biogen Benefit Plan, including any material amendments thereto, that is capable of approval by, or registration or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like (each, an "Approval") has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval) and no event has occurred which would be reasonably likely to result in the revocation of such Approval or the imposition of material sanctions by such authorities.

            (iii)  To the Knowledge of Biogen, no oral or written representation or commitment with respect to any material aspect of any Biogen Benefit Plan has been made to an employee or former employee of Biogen or any of its Subsidiaries by an authorized Biogen employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Biogen Benefit Plans. To the Knowledge of Biogen, neither Biogen nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

            (iv)  There are no material unresolved claims or disputes under the terms of, or in connection with, any Biogen Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any material claim or otherwise in connection with a Biogen Benefit Plan.

            (v)   With respect to each Funded Retirement Plan (as defined below) of Biogen or its Subsidiaries, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law and GAAP. For purposes of this Agreement, "Funded Retirement Plan" means, with respect to a party, a Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA (whether or not such Benefit Plan is subject to ERISA) and under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party or its Subsidiaries and are not subject to the creditors of such party or its Subsidiaries. None of Biogen or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") with Biogen has incurred any liability to a Funded Retirement Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of Biogen and its Subsidiaries taken as a whole, which liability has not been fully paid.

            (vi)  At no time has Biogen or any ERISA Affiliate of Biogen participated in and/or been obligated to contribute to any Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (vii) No Biogen Benefit Plan provides health benefits (whether or not insured), with respect to employees or former employees of Biogen or any Subsidiary of Biogen after retirement or other termination of service (other than coverage mandated by Applicable Law or benefits, the full cost of which is borne by the employee or former employee).

            (viii) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Biogen Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Biogen or any Subsidiary of Biogen. There is no contract, agreement, plan or arrangement with an employee or former employee of Biogen to which Biogen or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

          (j)    Taxes.

            (i)    Each of Biogen and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below) and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid in full or made provision in accordance with

    GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof, and (C) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

            (ii)   There are no material Liens for Taxes upon any property or assets of Biogen or any of its Subsidiaries, except for liens for Taxes not yet due and payable and for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Biogen SEC Documents filed prior to the date of this Agreement.

            (iii)  The unpaid Taxes of Biogen and its Subsidiaries (A) did not, as of the most recent financial statements contained in the Biogen SEC Documents filed prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of Biogen and its Subsidiaries in filing their Tax Returns.

            (iv)  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Biogen or its Subsidiaries which if determined adversely would be expected to result in a material Tax deficiency. Neither Biogen nor any of its Subsidiaries has received notice of any claim made by a governmental authority in a jurisdiction where Biogen or any of its Subsidiaries, as applicable, does not file a Tax Return, that Biogen or such Subsidiary is or may be subject to taxation by that jurisdiction.

            (v)   The material income Tax Returns of Biogen and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1997, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Biogen SEC Documents.

            (vi)  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Biogen or any of its Subsidiaries, and no power of attorney granted by either Biogen or any of its Subsidiaries with respect to any Taxes is currently in force.

            (vii) Neither Biogen nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, and neither Biogen nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is Biogen) or (B) has any liability for the Taxes of any Person (other than Biogen or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (viii) Biogen and each of its Subsidiaries has delivered or made available to IDEC complete copies of all material income Tax Returns of Biogen and each of its Subsidiaries, including any predecessors thereof, for taxable years ending between January 1, 1999 and December 31, 2002, excepting such Tax Returns as have not been filed for the taxable year ending December 31, 2002 pursuant to appropriate extensions with respect thereto.

            (ix)  Neither Biogen nor any of its Subsidiaries has: (A) filed a consent under Section 341(f) of the Code concerning collapsible corporations; (B) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (D) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (x)   Neither Biogen nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (xi)  For purposes of this Agreement, "Audit" means any examination, audit, assessment, action, proceeding, investigation, dispute or claim with respect to Taxes by any Tax Authority or any administrative or judicial proceedings or appeals of such proceedings relating to Taxes; "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes; and "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

          (k)    Regulatory Compliance; Supply.

            (i)    All biological and drug products currently being manufactured, distributed or developed by Biogen or its Subsidiaries, or by any other Person pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with Biogen or any of its Subsidiaries (any such other Person acting under or in respect of such an arrangement, a "Biogen Collaboration Partner" and any such an arrangement with Biogen or any of its Subsidiaries, a "Biogen Collaboration"), that are subject to the jurisdiction of the FDA are, or, in the case of such manufacture, distribution or development by a Biogen Collaboration Partner pursuant to a Biogen Collaboration, to the Knowledge of Biogen are, being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, Biological Products, 21 C.F.R. §§ 600-610 (the "Public Health Service Act"), and their applicable implementing regulations, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen. The biological and drug products described in this Section 3.1(k)(i) are sometimes referred to herein as "Biogen Pharmaceutical Products."

            (ii)   All clinical trials being conducted by Biogen or its Subsidiaries are, or, in the case of such trials being conducted by a Biogen Collaboration Partner pursuant to a Biogen Collaboration, to the Knowledge of Biogen are, being conducted in material compliance with the applicable requirements of Good Clinical Practice (as defined in Section 8.3(g)) and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen.

            (iii)  The manufacture of Biogen Pharmaceutical Products is, or, in the case of any Biogen Pharmaceutical Products manufactured by a Biogen Collaboration Partner pursuant to a Biogen Collaboration, to the Knowledge of Biogen is, being conducted in compliance with the FDA's applicable current Good Manufacturing Practice (as defined in Section 8.3(h)) regulations for drug and biological products, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen. In addition, Biogen and its Subsidiaries and, to the Knowledge of Biogen, their respective Biogen Collaboration Partners with respect to their activities pursuant to a Biogen Collaboration, are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Applicable Laws, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen.

            (iv)  No Biogen Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or similar foreign Governmental Entity.

            (v)   Since January 1, 2001, none of Biogen, its Subsidiaries nor, to the Knowledge of Biogen, their respective Collaboration Partners, has received any notice that the FDA or any other Governmental Entity has initiated or is considering initiating any steps, procedures or action to withdraw approval for or enjoin the production, sale, marketing or reimbursement of, or request the recall of, any Biogen Pharmaceutical Product.

            (vi)  None of Biogen, any of its Subsidiaries, nor, to the Knowledge of Biogen, any of their respective Biogen Collaboration Partners with respect to their activities pursuant to a Biogen Collaboration, has committed any act, made any statement or failed to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of Biogen, its Subsidiaries nor, to the Knowledge of Biogen, any of their respective officers, key employees, agents, nor, to the Knowledge of Biogen, any Biogen Collaboration Partner nor any officer, key employee or agent thereof, has been convicted of any crime or engaged in any conduct (in the case of any Biogen Collaboration Partner or any officer, key employee or agent thereof, arising out of or in connection with acts or omissions pursuant to a Biogen Collaboration) that would reasonably be likely to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

            (vii) Biogen has, or, to the Knowledge of Biogen, the Biogen Collaboration Partners that manufacture Biogen Pharmaceutical Products pursuant to a Biogen Collaboration have, sufficient manufacturing capacity and access to sufficient supply of materials to satisfy the reasonably anticipated clinical and commercial requirements for Biogen Pharmaceutical Products.

          (l)    Environmental Matters.    As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Biogen, (i) the operations of Biogen and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 8.3(e)), including possession and compliance with the terms of all licenses required by Environmental Laws, (ii) there are no pending, or to the Knowledge of Biogen, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Biogen or its Subsidiaries or involving any real property currently or, to the Knowledge of Biogen, formerly owned, operated or leased by Biogen or its Subsidiaries, (iii) Biogen and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities (as defined in Section 8.3(f)) and, to the Knowledge of Biogen, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Biogen, formerly owned, operated or leased by Biogen or its Subsidiaries or operations thereon has resulted in or would reasonably be likely to result in Environmental Liabilities, and (iv) all real property owned or operated by Biogen or its Subsidiaries is free of contamination from Hazardous Materials (as defined in Section 8.3(i)) that would have an adverse effect on human health or the environment.

          (m)    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Biogen, (i) Biogen and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) to the Knowledge of Biogen, the conduct of the business of Biogen and its Subsidiaries as currently conducted does not infringe on or misappropriate, either directly or indirectly, the Intellectual Property rights of any Person and the use by Biogen or its Subsidiaries of any Intellectual Property is, to the Knowledge of Biogen, in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which Biogen or any Affiliate acquired the right to use such Intellectual Property; (iii) to the Knowledge of Biogen, no Person has advised Biogen or any of its Subsidiaries in writing that it is challenging or threatening to challenge the ownership, use, validity or enforceability of any Intellectual Property owned or used by Biogen or its Subsidiaries; (iv) to the Knowledge of Biogen, no Person is misappropriating, infringing, diluting or otherwise violating any right of Biogen or any of its Subsidiaries with respect to any Intellectual Property owned or used by Biogen or its Subsidiaries; (v) to the Knowledge of Biogen, neither Biogen nor any of its Subsidiaries has received written notice of any pending or threatened claim, order or proceeding with respect to the validity, enforcement or maintenance of any Intellectual Property owned or used by Biogen or its Subsidiaries and, to the Knowledge of Biogen, no Intellectual Property owned or used by Biogen or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; (vi) to the Knowledge of Biogen, the Intellectual Property owned or used by Biogen or its Subsidiaries has not expired, been cancelled or abandoned and all maintenance and renewal fees necessary to preserve the rights of Biogen in connection with such Intellectual Property have been paid in a timely manner; (vii) neither Biogen nor any of its Subsidiaries has entered into any consent, indemnification, forbearance to sue, settlement agreement, license or other arrangement which reasonably could be expected to provide a third party a defense to patent infringement in connection with any Intellectual Property owned or used by Biogen; (viii) to the Knowledge of Biogen, Biogen and each of its Subsidiaries has implemented commercially reasonable measures to maintain the confidentiality of the Intellectual Property and all other property used in the business of Biogen or its Subsidiaries as presently conducted; (ix) each current and former employee of Biogen or its Subsidiaries who has contributed to or participated in research and development activities has entered into an agreement with Biogen or a Biogen Subsidiary that has accorded Biogen or the Subsidiary full, effective and exclusive ownership rights in and to all tangible or intangible property created thereby; and (x) each employee, officer and director of Biogen or its Subsidiaries has entered into an agreement to maintain the confidential information of Biogen and its Subsidiaries and, to the Knowledge of Biogen, all consultants of Biogen or its Subsidiaries who have been in a position to receive any confidential information of Biogen or its Subsidiaries have entered into written agreements with Biogen or its Subsidiaries to maintain the confidentiality of all such information.

          (n)    State Takeover Statutes.    The Board of Directors of Biogen has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and, assuming the accuracy of IDEC's representation and warranty contained in Section 3.2(q) (without giving effect to the Knowledge qualification contained therein), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of Biogen under the provisions of Chapter 110F of the Massachusetts General Laws ("Chapter 110F") such that Chapter 110F does not apply to this Agreement, the Merger or the other transactions contemplated hereby. To the Knowledge of Biogen, no state takeover statute other than Chapter 110F (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

          (o)    Brokers.    Except for fees payable to Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Biogen.

          (p)    Opinion of Financial Advisor.    Biogen has received the opinion of its financial advisor, Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Biogen Common Stock.

          (q)    Ownership of IDEC Common Stock.    None of Biogen, its Subsidiaries or, to the Knowledge of Biogen without independent investigation, any of their respective Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of IDEC, or (ii) within the preceding thirty-six (36) months, beneficially owned directly or indirectly, or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of IDEC.

          (r)    Material Contracts.

            (i)    For purposes of this Agreement, "Biogen Material Contract" shall mean:

              (1)   any "material contracts" (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Biogen and its Subsidiaries;

              (2)   any Contract to which Biogen or any of its Subsidiaries is a party, which is material to Biogen and its Subsidiaries, taken together, and which (A) contains any covenant limiting or restricting the right of Biogen or any of its Subsidiaries or that would, after the Effective Time, limit or restrict IDEC or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) from (x) engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business or (y) making use of any material Intellectual Property owned by or necessary for the conduct of the businesses of Biogen and its Subsidiaries in the manner described in the Biogen SEC Documents filed prior to the date hereof and as they are currently being conducted, (B) relates to the development, co-promotion, commercialization, manufacturing, supply or distribution of any material product, the out-licensing to third parties of Intellectual Property relating to any material product or the in-licensing from third parties of Intellectual Property relating to any material product, or (C) adversely affects the right of Biogen or any of its Subsidiaries to use, sell, distribute, manufacture or have manufactured or supply any material product; and

              (3)   any Contract or group of Contracts with a Person (or group of affiliated Persons) to which Biogen or any of its Subsidiaries is a party, the termination or breach of which would be reasonably likely to have a Material Adverse Effect on Biogen.

            (ii)    Schedule.    Section 3.1(r)(ii) of the Biogen Disclosure Schedule sets forth a list of all Biogen Material Contracts as of the date hereof.

            (iii)    No Breach.    All Biogen Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Biogen. Neither Biogen nor any of its Subsidiaries, nor, to Biogen's Knowledge, any counterparty to any Biogen Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Biogen Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Biogen.

          (s)    Interested Party Transactions.    Since the date of the Biogen Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

          (t)    Biogen Rights Agreement.    Biogen has taken all action so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Biogen Rights Agreement or enable, require or cause the Biogen Rights to be exercised, distributed or triggered.

        SECTION 3.2    Representations and Warranties of IDEC and Merger Sub.    Except as set forth in the disclosure schedule dated as of the date of this Agreement and executed and delivered by IDEC and Merger Sub to Biogen concurrently with or prior to the execution and delivery by IDEC and Merger Sub of this Agreement (the "IDEC Disclosure Schedule"), IDEC and Merger Sub represent and warrant to Biogen as set forth below. Each exception set forth in the IDEC Disclosure Schedule, and any other information included in the IDEC Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual subsection of this Agreement and shall be deemed to be disclosed solely for purposes of such subsection, except to the extent that disclosure in one subsection of the IDEC Disclosure Schedule is specifically referred to in another subsection of the IDEC Disclosure Schedule by appropriate cross-reference.

          (a)    Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

            (i)    Organization, Standing and Corporate Power.    IDEC and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority to carry on its business as currently conducted, except for those jurisdictions in which the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC. Each of IDEC and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC.

            (ii)    Charter Documents.    IDEC and Merger Sub have delivered or made available to Biogen prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of IDEC (including any certificates of designation), as amended and currently in effect (the "IDEC Charter"), and the by-laws of IDEC, as amended and currently in effect (the "IDEC By-Laws," and, together with the IDEC Charter, the "IDEC Organizational Documents"), and (B) the Articles of Organization and by-laws of Merger Sub in effect on the date of this Agreement and the like organizational documents of each of the IDEC Significant Subsidiaries (as defined in Section 3.2(a)(iii)), as amended and currently in effect (collectively, the "IDEC Subsidiary Organizational Documents"), and each such instrument is in full force and effect. IDEC is not in violation of the IDEC Organizational Documents and no IDEC Significant Subsidiary is in violation of its IDEC Subsidiary Organizational Documents, except, in the case of such IDEC Significant Subsidiary, as would not reasonably be likely to have a Material Adverse Effect on IDEC.

            (iii)    Subsidiaries.    Section 3.2(a)(iii) of the IDEC Disclosure Schedule lists all the Subsidiaries of IDEC which as of the date of this Agreement are significant subsidiaries (as defined in Rule 102 of Regulation S-X of the SEC) (the "IDEC Significant Subsidiaries"). All the outstanding shares of capital stock of, or other equity interests in, each IDEC Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by IDEC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (b)    Capital Structure.

            (i)    The authorized capital stock of IDEC consists of 500,000,000 shares of IDEC Common Stock and 8,000,000 shares of convertible preferred stock, par value $0.001 per share ("IDEC Preferred Stock"). At the close of business on May 31, 2003 (A) 155,257,594 shares of IDEC Common Stock were issued and outstanding; (B) 2,209,493 shares of IDEC Common Stock were held by IDEC in its treasury; (C) 36,214 shares of IDEC Preferred Stock were issued and outstanding, of which 13,221 shares were designated as Series A-2 shares and 22,993 shares were designated as Series A-3 shares, and 2,172,840 shares of IDEC Common Stock were reserved for issuance upon conversion of the IDEC Preferred Stock; (D) 13,934,774 shares of IDEC Common Stock were reserved for issuance upon conversion of IDEC's subordinated convertible notes, due 2019; (E) 8,661,301 shares of IDEC Common Stock were reserved for issuance upon conversion of IDEC's senior convertible notes, due 2032; (F) 1,001,680 shares of IDEC Common Stock were reserved for issuance pursuant to IDEC 1995 Employee Stock Purchase Plan, as amended and restated through February 19, 2003 (the "IDEC Purchase Plan"); (G) 57,256,742 shares of IDEC Common Stock were reserved for issuance pursuant to the IDEC 1988 Stock Option Plan, as amended and restated through January 16, 2001 (the "IDEC 1988 Stock Option Plan"), and the IDEC 1993 Non-Employee Directors Stock Option Plan, as amended and restated through February 19, 2003 (such plans, collectively, the "IDEC Stock Plans"), complete and correct copies of which, in each case as amended, have been filed as exhibits to the IDEC SEC Documents (as defined in Section 3.2(d)(i)) prior to the date of this Agreement or delivered to Biogen; and (H) 1,000,000 shares of IDEC Preferred Stock were designated as Series X Junior Participating Preferred Stock, par value $0.001 per share, and were reserved for issuance upon the exercise of preferred stock purchase rights (the "IDEC Rights") issued pursuant to the Amended and Restated IDEC Rights Agreement dated July 26, 2001 between IDEC and Mellon Investor Services LLP, as amended by Amendment No. 1 to Rights Agreement dated as of June 20, 2003, between IDEC and Mellon Investor Services LLP (the "IDEC Rights Agreement").

            (ii)   As of the close of business on May 31, 2003, 21,490,254 shares of IDEC Common Stock were subject to issuance pursuant to outstanding options to acquire shares of IDEC Common Stock ("IDEC Options") under the IDEC Stock Plans. All shares of IDEC Common Stock subject to issuance under the IDEC Stock Plans and the IDEC Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which IDEC is bound obligating IDEC to accelerate the vesting of any IDEC Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to IDEC.

            (iii)  No Voting Debt of IDEC is issued or outstanding as of the date hereof.

            (iv)  Except as otherwise set forth in this Section 3.2(b), as of May 31, 2003, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which IDEC or any of its Subsidiaries is a party or by which any of them is bound obligating IDEC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of IDEC or any of its Subsidiaries, or obligating IDEC or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of IDEC Common Stock, all outstanding IDEC Options, and all outstanding shares of capital stock of each Subsidiary of IDEC have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Law and (B) all requirements set forth in applicable material Contracts.

            (v)   Since May 31, 2003 and through the date hereof, other than (A) issuances of IDEC Common Stock pursuant to the exercise of IDEC Options granted under IDEC Stock Plans and outstanding as of May 31, 2003, (B) issuances of IDEC Common Stock pursuant to the IDEC Purchase Plan, (C) repurchases of IDEC Common Stock from employees of IDEC following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (D) issuances of IDEC Common Stock (consisting of newly-issued shares or shares in treasury) as contributions of IDEC Common Stock to defined contribution plans sponsored by IDEC ("IDEC Defined Contribution Plans") and (E) grants of IDEC Options under IDEC Stock Plans in the ordinary course of business consistent with past practice, there has been no change in (1) the outstanding capital stock of IDEC, (2) the number of IDEC Options outstanding, or (3) the number of other options, warrants or other rights to purchase IDEC capital stock.

            (vi)  Neither IDEC nor any Subsidiary of IDEC is a party to any currently effective agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of IDEC or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv) hereof.

            (vii) Other than its Subsidiaries, as of the date hereof, IDEC does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice in entities which are not individually or in the aggregate material to IDEC and its Subsidiaries taken as a whole.

            (viii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding. IDEC is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of IDEC on June 11, 2003, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (x) does not hold, nor has it held, any assets, (y) does not have, nor has it incurred, any liabilities and (z) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

          (c)    Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

            (i)    Authority.    Each of IDEC and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IDEC and Merger Sub, and the consummation by IDEC and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of IDEC and Merger Sub, and no other corporate proceedings on the part of IDEC or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of the Share Issuance and the IDEC Charter Amendment, the IDEC Stockholder Approval. This Agreement has been duly executed and delivered by IDEC and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Biogen, this Agreement constitutes the legal, valid and binding obligation of each of IDEC and Merger Sub, enforceable against IDEC and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (ii)    Board Approval.    The Board of Directors of IDEC has (A) determined that this Agreement, the IDEC Charter Amendment, the Merger and the Share Issuance are advisable and fair to and in the best interest of IDEC and its stockholders, (B) approved and adopted this Agreement, the IDEC Charter Amendment, the Merger, the Share Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved (subject to Section 4.2(d)) to recommend the IDEC Charter Amendment and the Share Issuance to its stockholders for approval and (D) directed that the IDEC Charter Amendment and the Share Issuance be submitted to its stockholders for consideration in accordance with this Agreement.

            (iii)    Voting Requirements.    The affirmative vote in favor of approval of the IDEC Charter Amendment by the holders of a majority of the outstanding shares of IDEC Common Stock entitled to vote thereon and the affirmative vote in favor of approval of the Share Issuance by a majority of the votes cast thereon by holders of shares of IDEC Common Stock present in person or by proxy, in each case at a duly convened and held IDEC Stockholders' Meeting (collectively, the "IDEC Stockholder Approval"), are the only votes of the holders of any class or series of IDEC's capital stock necessary to approve and adopt the IDEC Charter

    Amendment, the Share Issuance, this Agreement, the Merger and the other transactions contemplated hereby.

            (iv)    No Conflict.    The execution and delivery of this Agreement by IDEC and Merger Sub does not, and the consummation by IDEC and Merger Sub of the transactions contemplated hereby and compliance by IDEC and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of IDEC or any of its Subsidiaries or any restriction on the conduct of IDEC's business or operations under, (A) the IDEC Organizational Documents or the IDEC Subsidiary Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to IDEC or any of its Subsidiaries or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IDEC or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on IDEC or Merger Sub.

            (v)    Required Filings or Consents.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to IDEC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by IDEC or Merger Sub, the approval of the IDEC Charter Amendment or the Share Issuance or the consummation by IDEC or Merger Sub of the transactions contemplated hereby, except for:

              (A)  the filing of a pre-merger notification and report form by IDEC and Merger Sub under the HSR Act and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

              (B)  the filing with the SEC of:

                (1)   the Form S-4 (including the Joint Proxy Statement);

                (2)   such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

              (C)  the filing of the Articles of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which IDEC or Merger Sub are qualified to do business and such filings with state securities or other "blue sky" laws;

              (D)  the filing of the IDEC Charter Amendment with the Secretary of State of the State of Delaware; and

              (E)  such consents, approvals, orders or authorizations, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on IDEC or Merger Sub.

          (d)    SEC Documents; Financial Statements.

            (i)    IDEC has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by IDEC since January 1, 2001 (excluding the Joint Proxy Statement, the "IDEC SEC Documents"). As of their respective dates, the IDEC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such IDEC SEC Documents, and none of the IDEC SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed IDEC SEC Document filed with the SEC prior to the date hereof.

            (ii)   The financial statements of IDEC included in the IDEC SEC Documents, including each IDEC SEC Document filed after the date hereof until the Effective Time, comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of IDEC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

            (iii)  Except as reflected or reserved against in the balance sheet of IDEC dated March 31, 2003 included in the Form 10-Q filed by IDEC with the SEC on May 15, 2003 (including the notes thereto, the "IDEC Balance Sheet"), neither IDEC nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of IDEC and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since March 31, 2003 in the ordinary course of business consistent with past practice which would not reasonably be likely to have a Material Adverse Effect on IDEC and (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

            (iv)  Neither IDEC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among IDEC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, IDEC or any of its Subsidiaries in IDEC's or its Subsidiaries' published financial statements.

          (e)    Information Supplied.    None of the information supplied or to be supplied by or on behalf of IDEC or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to IDEC's stockholders or at the time of the IDEC Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by IDEC with respect to information or statements with respect to Biogen or its Subsidiaries made or incorporated by reference therein supplied by or on behalf of Biogen for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

          (f)    Absence of Certain Changes or Events.

            (i)    Since December 31, 2002 through the date hereof, except as and to the extent disclosed in the IDEC SEC Documents filed prior to the date of this Agreement:

              (A)  IDEC and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

              (B)  there has not been any split, combination or reclassification of any of IDEC's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of IDEC's capital stock;

              (C)  except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by IDEC; and

              (D)  there has not been any action taken by IDEC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b), other than actions in connection with entering into this Agreement.

            (ii)   Since December 31, 2002 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on IDEC.

          (g)    Compliance with Applicable Laws; Permits; Litigation.

            (i)    IDEC, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities (including all authorizations under the FDCA and the regulations of the FDA promulgated thereunder) which are required for the operation of the businesses of IDEC and its Subsidiaries in the manner described in the IDEC SEC Documents filed prior to the date hereof or as they are being conducted as of the date hereof (the "IDEC Permits"), and all IDEC Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such IDEC Permits individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on IDEC. As of the date hereof, IDEC and its Subsidiaries are in compliance with the terms of the IDEC Permits and all Applicable Laws relating to IDEC and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the IDEC Permits or such Applicable Laws individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on IDEC.

            (ii)   As of the date hereof, except as and to the extent disclosed in the IDEC SEC Documents filed prior to the date of this Agreement, including the notes to the financial statements included therein, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting IDEC or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of IDEC, threatened which individually or in the aggregate would reasonably be likely to have a Material Adverse Effect on IDEC or Merger Sub.

            (iii)  As of the date hereof, neither IDEC nor any of its Subsidiaries is subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on IDEC.

          (h)    Labor and Other Employment Matters.

            (i)    As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC, (a) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against IDEC or any of its Subsidiaries are pending or, to the Knowledge of IDEC, threatened, (b) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of IDEC, threatened against IDEC or any of its Subsidiaries, (c) neither IDEC nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) IDEC and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including, but not limited to, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee benefits, severance payments, labor relations, employee leave issues and unemployment insurance and related matters, (e) there are no complaints, charges or claims against IDEC or any of its Subsidiaries pending with or, to the Knowledge of IDEC, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by IDEC and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers' compensation or unemployment benefits, (f) IDEC and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (g) neither IDEC nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (h) no employee of IDEC or any of its Subsidiaries, at the officer level or above, has given notice to IDEC or any of its Subsidiaries that any such employee intends to terminate his or her employment with IDEC or any of its Subsidiaries, and (i) to the Knowledge of IDEC, no employee of IDEC or any of its Subsidiaries is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by IDEC or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by IDEC or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

            (ii)   As of the date hereof,

              (A)  neither IDEC nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated;

              (B)  no labor organization or group of employees of IDEC or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of IDEC, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

              (C)  to the Knowledge of IDEC, no labor union is seeking to organize any employees of IDEC or any of its Subsidiaries.

          (i)    Benefit Plans.

            (i)    With respect to each Benefit Plan with or for the benefit of any current or former employee, officer or director of IDEC or any of its Subsidiaries or ERISA Affiliates (the "IDEC Benefit Plans"), no event has occurred and there exists no condition or set of circumstances, which could reasonably be likely to have a Material Adverse Effect on IDEC under ERISA, the Code or any other Applicable Law.

            (ii)   Each IDEC Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements. Each IDEC Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval) and no event has occurred which would be reasonably likely to result in the revocation of such Approval or the imposition of material sanctions by such authorities.

            (iii)  To the Knowledge of IDEC, no oral or written representation or commitment with respect to any material aspect of any IDEC Benefit Plan has been made to an employee or former employee of IDEC or any of its Subsidiaries by an authorized IDEC employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such IDEC Benefit Plans. To the Knowledge of IDEC, neither IDEC nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

            (iv)  There are no material unresolved claims or disputes under the terms of, or in connection with, any IDEC Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any material claim or otherwise in connection with an IDEC Benefit Plan.

            (v)   With respect to each Funded Retirement Plan of IDEC or its Subsidiaries, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law and GAAP. None of IDEC or any ERISA Affiliate of IDEC has incurred any liability to a Funded Retirement Plan under Title IV of

    ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of IDEC and its Subsidiaries taken as a whole, which liability has not been fully paid.

            (vi)  At no time has IDEC or any ERISA Affiliate of IDEC participated in and/or been obligated to contribute to any Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (vii) No IDEC Benefit Plan provides health benefits (whether or not insured), with respect to employees or former employees of IDEC or any Subsidiary of IDEC after retirement or other termination of service (other than coverage mandated by Applicable Law or benefits, the full cost of which is borne by the employee or former employee).

            (viii) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any IDEC Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of IDEC or any Subsidiary of IDEC. There is no contract, agreement, plan or arrangement with an employee or former employee of IDEC to which IDEC or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

          (j)    Taxes.

            (i)    Each of IDEC and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof, and (C) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

            (ii)   There are no material Liens for Taxes upon any property or assets of IDEC or any of its Subsidiaries, except for liens for Taxes not yet due and payable and for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the IDEC SEC Documents filed prior to the date of this Agreement.

            (iii)  The unpaid Taxes of IDEC and its Subsidiaries (A) did not, as of the most recent financial statements contained in the IDEC SEC Documents filed prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of IDEC and its Subsidiaries in filing their Tax Returns.

            (iv)  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of IDEC or its Subsidiaries which if determined adversely would be expected to result in a material Tax deficiency.

    Neither IDEC nor any of its Subsidiaries has received notice of any claim made by a governmental authority in a jurisdiction where IDEC or any of its Subsidiaries, as applicable, does not file a Tax Return, that IDEC or such Subsidiary is or may be subject to taxation by that jurisdiction.

            (v)   The material income Tax Returns of IDEC and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1997, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the IDEC SEC Documents.

            (vi)  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against IDEC or any of its Subsidiaries, and no power of attorney granted by either IDEC or any of its Subsidiaries with respect to any Taxes is currently in force.

            (vii) Neither IDEC nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, and neither IDEC nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is IDEC) or (B) has any liability for the Taxes of any Person (other than IDEC or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (viii) IDEC and each of its Subsidiaries has delivered or made available to Biogen complete copies of all material income Tax Returns of IDEC and each of its Subsidiaries, including any predecessors thereof, for taxable years ending between January 1, 1999 and December 31, 2002, excepting such Tax Returns as have not been filed for the taxable year ending December 31, 2002 pursuant to appropriate extensions with respect thereto.

            (ix)  Neither IDEC nor any of its Subsidiaries has: (A) filed a consent under Section 341(f) of the Code concerning collapsible corporations; (B) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (D) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (x)   Neither IDEC nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)    Regulatory Compliance; Supply.

            (i)    All biological and drug products currently being manufactured, distributed or developed by IDEC or its Subsidiaries, or by any other Person pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with IDEC or any of its Subsidiaries (any such other Person acting under or in respect of such an arrangement, an "IDEC Collaboration Partner" and any such an arrangement with IDEC or any of its Subsidiaries, an "IDEC Collaboration"), that are subject to the jurisdiction of the FDA are, or, in the case of such manufacture, distribution or development by an IDEC Collaboration Partner pursuant to an IDEC Collaboration, to the Knowledge of IDEC are, being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, and their applicable implementing regulations, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC. The biological and drug products described in this Section 3.2(k)(i) are sometimes referred to herein as "IDEC Pharmaceutical Products."

            (ii)   All clinical trials being conducted by IDEC or its Subsidiaries are, or, in the case of such trials being conducted by an IDEC Collaboration Partner pursuant to an IDEC Collaboration, to the Knowledge of IDEC are, being conducted in material compliance with the applicable requirements of Good Clinical Practice and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC.

            (iii)  The manufacture of IDEC Pharmaceutical Products is, or, in the case of any IDEC Pharmaceutical Products manufactured by an IDEC Collaboration Partner pursuant to an IDEC Collaboration, to the Knowledge of IDEC is, being conducted in compliance with the FDA's applicable current Good Manufacturing Practice regulations for drug and biological products, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC. In addition, IDEC and its Subsidiaries and, to the Knowledge of IDEC, their respective IDEC Collaboration Partners with respect to their activities pursuant to an IDEC Collaboration, are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Applicable Laws, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC.

            (iv)  No IDEC Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or similar foreign Governmental Entity.

            (v)   Since January 1, 2001, none of IDEC, its Subsidiaries nor, to the Knowledge of IDEC, their respective Collaboration Partners, has received any notice that the FDA or any other Governmental Entity has initiated or is considering initiating any steps, procedures or action to withdraw approval for or enjoin the production, sale, marketing or reimbursement of, or request the recall of, any IDEC Pharmaceutical Product.

            (vi)  None of IDEC, any of its Subsidiaries, nor, to the Knowledge of IDEC, any of their respective IDEC Collaboration Partners with respect to their activities pursuant to an IDEC Collaboration, has committed any act, made any statement or failed to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of IDEC, its Subsidiaries nor, to the Knowledge of IDEC, any of their respective officers, key employees, agents, nor, to the Knowledge of IDEC, any IDEC Collaboration Partner nor any officer, key employee or agent thereof, has been convicted of any crime or engaged in any conduct (in the case of any IDEC Collaboration Partner or any officer, key employee or agent thereof, arising out of or in connection with acts or omissions pursuant to an IDEC Collaboration) that would reasonably be likely to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

            (vii) IDEC has, or, to the Knowledge of IDEC, the IDEC Collaboration Partners that manufacture IDEC Pharmaceutical Products pursuant to an IDEC Collaboration have, sufficient manufacturing capacity and access to sufficient supply of materials to satisfy the reasonably anticipated clinical and commercial requirements for IDEC Pharmaceutical Products.

          (l)    Environmental Matters.    As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on IDEC, (i) the operations of IDEC and its Subsidiaries are in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses required by Environmental Laws, (ii) there are no pending, or to the Knowledge of IDEC, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against IDEC or its Subsidiaries or involving any real property currently or, to the Knowledge of IDEC, formerly owned, operated or leased by IDEC or its Subsidiaries, (iii) IDEC and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities and, to the Knowledge of IDEC, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of IDEC, formerly owned, operated or leased by IDEC or its Subsidiaries or operations thereon has resulted in or would reasonably be likely to result in Environmental Liabilities, and (iv) all real property owned or operated by IDEC or its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

          (m)    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IDEC, (i) IDEC and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) to the Knowledge of IDEC, the conduct of the business of IDEC and its Subsidiaries as currently conducted does not infringe on or misappropriate, either directly or indirectly, the Intellectual Property rights of any Person and the use by IDEC or its Subsidiaries of any Intellectual Property is, to the Knowledge of IDEC, in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which IDEC or any Affiliate acquired the right to use such Intellectual Property; (iii) to the Knowledge of IDEC, no Person has advised IDEC or any of its Subsidiaries in writing that it is challenging or threatening to challenge the ownership, use, validity or enforceability of any Intellectual Property owned or used by IDEC or its Subsidiaries; (iv) to the Knowledge of IDEC, no Person is misappropriating, infringing, diluting or otherwise violating any right of IDEC or any of its Subsidiaries with respect to any Intellectual Property owned or used by IDEC or its Subsidiaries; (v) to the Knowledge of IDEC, neither IDEC nor any of its Subsidiaries has received written notice of any pending or threatened claim, order or proceeding with respect to the validity, enforcement or maintenance of any Intellectual Property owned or used by IDEC or its Subsidiaries and, to the Knowledge of IDEC, no Intellectual Property owned or used by IDEC or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; (vi) to the Knowledge of IDEC, the Intellectual Property owned or used by IDEC or its Subsidiaries has not expired, been cancelled or abandoned and all maintenance and renewal fees necessary to preserve the rights of IDEC in connection with such Intellectual Property have been paid in a timely manner; (vii) neither IDEC nor any of its

  Subsidiaries has entered into any consent, indemnification, forbearance to sue, settlement agreement, license or other arrangement which reasonably could be expected to provide a third party a defense to patent infringement in connection with any Intellectual Property owned or used by IDEC; (viii) to the Knowledge of IDEC, IDEC and each of its Subsidiaries has implemented commercially reasonable measures to maintain the confidentiality of the Intellectual Property and all other property used in the business of IDEC or its Subsidiaries as presently conducted; (ix) each current and former employee of IDEC or its Subsidiaries who has contributed to or participated in research and development activities has entered into an agreement with IDEC or a IDEC Subsidiary that has accorded IDEC or the Subsidiary full, effective and exclusive ownership rights in and to all tangible or intangible property created thereby; and (x) each employee, officer and director of IDEC or its Subsidiaries has entered into an agreement to maintain the confidential information of IDEC and its Subsidiaries and, to the Knowledge of IDEC, all consultants of IDEC or its Subsidiaries who have been in a position to receive any confidential information of IDEC or its Subsidiaries have entered into written agreements with IDEC or its Subsidiaries to maintain the confidentiality of all such information.

          (n)    State Takeover Statutes.    The Board of Directors of IDEC has adopted a resolution or resolutions approving this Agreement, the Merger, the Share Issuance, and the other transactions contemplated hereby, and, assuming the accuracy of Biogen's representation and warranty contained in Section 3.1(q) (without giving effect to the Knowledge qualification contained therein), such approval constitutes approval of the Merger, the Share Issuance and the other transactions contemplated hereby by the Board of Directors of IDEC under the provisions of Section 203 of the Delaware General Corporation Law ("Section 203") such that Section 203 does not apply to this Agreement, the Share Issuance and the other transactions contemplated hereby. To the Knowledge of IDEC, no state takeover statute other than Section 203 (which has been rendered inapplicable) is applicable to the Merger, the Share Issuance or the other transactions contemplated hereby.

          (o)    Brokers.    Except for fees payable to Merrill Lynch & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IDEC or Merger Sub.

          (p)    Opinion of Financial Advisor.    IDEC has received the opinion of its financial advisor, Merrill Lynch & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to holders of IDEC Common Stock.

          (q)    Ownership of Biogen Common Stock.    None of IDEC, Merger Sub, their respective Subsidiaries or, to the Knowledge of IDEC without independent investigation, any of their respective Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Biogen, or (ii) within the preceding thirty-six (36) months, beneficially owned directly or indirectly, or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Biogen.

          (r)    Material Contracts.

            (i)    For purposes of this Agreement, "IDEC Material Contract" shall mean:

              (1)   any "material contracts" (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to IDEC and its Subsidiaries;

              (2)   any Contract to which IDEC or any of its Subsidiaries is a party, which is material to IDEC and its Subsidiaries, taken together, and which (A) contains any covenant limiting or restricting the right of IDEC or any of its Subsidiaries or that would, after the Effective Time, limit or restrict IDEC or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) from (x) engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business or (y) making use of any material Intellectual Property owned by or necessary for the conduct of the businesses of IDEC and its Subsidiaries in the manner described in the IDEC SEC Documents filed prior to the date hereof and as they are currently being conducted, (B) relates to the development, co-promotion, commercialization, manufacturing, supply or distribution of any material product, the out-licensing to third parties of Intellectual Property relating to any material product or the in-licensing from third parties of Intellectual Property relating to any material product, or (C) adversely affects the right of IDEC or any of its Subsidiaries to use, sell, distribute, manufacture or have manufactured or supply any material product; and

              (3)   any Contract or group of Contracts with a Person (or group of affiliated Persons) to which IDEC or any of its Subsidiaries is a party, the termination or breach of which would be reasonably likely to have a Material Adverse Effect on IDEC.

            (ii)    Schedule.    Section 3.2(r)(ii) of the IDEC Disclosure Schedule sets forth a list of all IDEC Material Contracts as of the date hereof.

            (iii)    No Breach.    All IDEC Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on IDEC. Neither IDEC nor any of its Subsidiaries, nor, to IDEC's Knowledge, any counterparty to any IDEC Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any IDEC Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on IDEC.

          (s)    Interested Party Transactions.    Since the date of the IDEC Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

          (t)    IDEC Rights Agreement.    IDEC has taken all action (including without limitation amending the IDEC Rights Agreement to clarify and confirm that, prior to the Effective Time, a Person shall not be deemed the "Beneficial Owner" or to have "Beneficial Ownership" of, or to "Beneficially Own" (as such terms are defined in the IDEC Rights Agreement), any shares of IDEC Common Stock into which, pursuant to Section 2.1(a) of this Agreement, shares of Biogen Common Stock are convertible at the Effective Time) so that, prior to the Effective Time, the execution of this Agreement and the pending Merger and related transactions contemplated hereby do not and will not, in and of themselves, result in the grant of any rights to any Person under the IDEC Rights Agreement or enable, require or cause the IDEC Rights to be exercised, distributed (separately from shares of IDEC Common Stock) or triggered.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

        SECTION 4.1    Conduct of Business.

          (a)    Ordinary Course.    Except as otherwise expressly required by, or provided for, in this Agreement, or as consented to by the other party in writing, during the period from the date of this Agreement to the Effective Time, each of Biogen and IDEC shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course consistent with past practice, maintain its existence in good standing under Applicable Law and use all commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and key employees and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

          (b)    Required Consent.    Without limiting the generality of Section 4.1(a), except as otherwise expressly required by, or provided for in, this Agreement, or as set forth in Section 4.1(b) of the Biogen Disclosure Schedule or Section 4.1(b) of the IDEC Disclosure Schedule (as the case may be), without the prior consent of the other party hereto, during the period from the date of this Agreement to the Effective Time, neither Biogen nor IDEC shall do any of the following, and shall not permit any of their respective Subsidiaries to do any of the following:

            (i)    other than dividends and distributions by a direct or indirect wholly owned Subsidiary of a party hereto to its parent, or by a Subsidiary of a party hereto that is partially owned by such party or any of its Subsidiaries, provided that such party or such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its or any of its Subsidiary's capital stock, (B) split, combine or reclassify any of its or any of its Subsidiary's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or any of its Subsidiary's capital stock, or (C) purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary's capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (C), for (1) the deemed acceptance of shares upon cashless exercise of IDEC Options or Biogen Options outstanding on the date of this Agreement, (2) repurchases by Biogen or IDEC pursuant to a publicly announced repurchase program existing as of December 31, 2002, or (3) purchases by Biogen for Biogen Defined Contribution Plans or purchases by IDEC for IDEC Defined Contribution Plans in the ordinary course of business consistent with past practice);

            (ii)   issue, sell, deliver, pledge, or otherwise encumber or subject to any Lien, any shares of its or any of its Subsidiary's capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (A) the issuance of IDEC Common Stock upon the exercise or conversion of IDEC Options or Biogen Common Stock upon the exercise or conversion of Biogen Options, as the case may be, in each case outstanding as of the date of this Agreement in accordance with their present terms, (B) the issuance of IDEC Options (and shares of IDEC Common Stock upon the exercise thereof) or Biogen Options (and shares of Biogen Common Stock upon the exercise thereof) granted after the date of this Agreement in the ordinary course of business consistent with past practice to employees (so long as such additional amount of IDEC Common Stock subject to IDEC Options or Biogen Common Stock subject to Biogen Options issued to such employees does not exceed a number of shares of IDEC Common Stock or Biogen Common Stock representing in the aggregate more than 0.75% of the shares of IDEC Common Stock or Biogen Common Stock outstanding on the date hereof, as applicable), (C) the issuance of shares of Biogen Common Stock or IDEC Common Stock in the ordinary course of business consistent with past practice to participants in the Biogen Purchase Plans or the IDEC Purchase Plan, respectively, or (D) the contribution of shares of Biogen Common Stock or IDEC Common Stock in the ordinary course of business consistent with past practice to a Biogen Defined Contribution Plan or an IDEC Defined Contribution Plan;

            (iii)  amend any IDEC Organizational Document, IDEC Subsidiary Organizational Document, Biogen Organizational Document or Biogen Subsidiary Organizational Document;

            (iv)  acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any Person or any business or division thereof, or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate to its and its Subsidiaries' business, taken as a whole, other than any (y) Permitted Acquisition or (z) any joint venture, development, commercialization, manufacturing, supply or other collaboration arrangement, strategic partnership, alliance, license or sublicense permitted by the exception in Section 4.1(b)(xiv). For purposes of this Agreement, a "Permitted Acquisition" by a party hereto shall mean any acquisition transaction (or series of acquisition transactions), (A) which is in the existing line of business of such party or any of its Subsidiaries, such existing line of business to be deemed to include research in immunology, neurology, dermatology and oncology, and the development, manufacturing, supply, marketing, distribution and sale of therapies for the treatment of cancer and autoimmune, inflammatory, neurogenerative and dermatologic diseases, or a related line of business, (B) in which the fair market value of the total consideration (including the value of indebtedness or other obligations assumed or acquired in connection with such transaction(s)) issued in exchange therefor, does not exceed fifteen million dollars ($15,000,000) in the aggregate and, when taken together with the fair market value of such total consideration issued in previously committed or consummated Permitted Acquisitions pursuant to the exception in (iv)(y) above, does not exceed thirty million dollars ($30,000,000) in the aggregate, (C) which does not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (D) which does not require approval of such party's stockholders;

            (v)   sell, pledge, dispose of, transfer, lease, license or otherwise encumber, or authorize the sale, pledge, disposition, transfer, lease, license or other encumbrance of, any of its or any of its Subsidiary's property or assets (other than Intellectual Property), except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets pursuant to and in compliance with binding Contracts in effect as of the date hereof, but not to exceed an aggregate value of ten million dollars ($10,000,000) for all sales, pledges, dispositions, transfers, leases, licenses or encumbrances made in reliance on this clause (A), (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets in the ordinary course of business consistent with past practice but not to exceed an aggregate value of five million dollars ($5,000,000) for all sales, pledges, dispositions, transfers, leases, licenses or encumbrances made in reliance upon this clause (B), (C) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets other than in the ordinary course of business which do not materially impair the conduct of the business of such party and its Subsidiaries, taken as a whole, but not to exceed an aggregate value of two million dollars ($2,000,000) for all such sales, pledges, dispositions, transfers, leases, licenses or encumbrances made in reliance upon this clause (C), (D) sales or dispositions of inventory in the ordinary course of business consistent with past practice, or (E) sales or dispositions of cash equivalents or marketable securities in furtherance of the reinvestment of the proceeds of such sale in the ordinary course of business consistent with past practice;

            (vi)  sell, pledge, dispose of, transfer, encumber, abandon or fail to maintain, or authorize the sale, pledge, disposition, transfer, encumbrance, abandonment or failure to maintain of, any of its or any of its Subsidiary's Intellectual Property, except such sales, pledges, dispositions, transfers, encumbrances, abandonments or failures to maintain in the ordinary course of business consistent with past practice which do not individually or in aggregate materially impair the conduct of the business of such party and its Subsidiaries, taken as a whole;

            (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) in connection with any Permitted Acquisition (it being understood in each case that any such loans, advances, contributions or investments shall be considered obligations assumed or acquired in such transaction), (B) in connection with a joint venture, development, commercialization, manufacturing, supply or other collaboration arrangement, strategic partnership, alliance, license or sublicense permitted by the exception in clause (xiv) below, (C) loans or advances by it or any of its wholly owned Subsidiaries to it or any of its wholly owned Subsidiaries, (D) investments or capital contributions in any of its wholly owned Subsidiaries, (E) employee advances made in the ordinary course of business consistent with past practice, (F) as required by binding Contracts in effect as of the date hereof, all of which Contracts are listed on Section 4.1(b)(vii) of the Biogen Disclosure Schedule or IDEC Disclosure Schedule, as applicable, or (G) in the ordinary course of business consistent with past practice (provided that, in the case of clause (G), the aggregate amount of all such loans, advances, capital contributions and investments made in reliance upon such clause, other than investments in cash equivalents and marketable securities made in the ordinary course of business consistent with past practice, is not more than two million dollars ($2,000,000), and the transactions do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, or require approval of such party's stockholders);

            (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any Person for borrowed money, other than in the ordinary course of business consistent with past practice, provided the aggregate amount of all such indebtedness for borrowed money, debt securities and obligations outstanding at any time by such party and its Subsidiaries is not more than five million dollars ($5,000,000);

            (ix)  settle any material claim (including any Tax claim), action or proceeding, except (A) settlements in the ordinary course of business consistent with past practice, or (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP (provided that any settlement made in reliance upon clause (A) or (B) does not materially impair the conduct of the business of such party and its Subsidiaries, taken as a whole);

            (x)   make any material Tax election except in the ordinary course of business and consistent with past practice;

            (xi)  except for increases in the ordinary course of business consistent with past practice, or as required by binding Contracts in effect as of the date hereof, all of which are listed on Section 4.1(b)(xi) of the Biogen Disclosure Schedule or IDEC Disclosure Schedule, as applicable (the "Existing Benefits Commitments"), or as otherwise provided for in Section 4.1(b) (xi) of the Biogen Disclosure Schedule or IDEC Disclosure Schedule, as applicable, (A) increase in any manner the compensation or fringe benefits of any of its officers or directors, or materially increase any of the foregoing in respect of other employees, or (B) enter into any commitment to pay any pension, retirement or severance benefit to any such officers or directors or make any material commitment to pay any of the foregoing to any other employees;

            (xii) commit itself to, or enter into, any employment agreement involving compensation in excess of two hundred seventy-five thousand dollars ($275,000) per year or other than on an at will basis (for U.S. employees) or a term of more than twelve (12) months (for non-U.S. employees), adopt or commit itself to any material new benefit, base salary or stock option plan or arrangement, or amend, supplement, or, except as required by the Existing Benefits Commitments, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option or compensation plan or arrangement (other than as may be required by Applicable Law);

            (xiii) change any of their respective methods or principles of accounting unless required by GAAP or the SEC as concurred in by its independent auditors;

            (xiv) enter into, modify or amend in any material respect, or terminate, or waive, release or assign any material benefit or claim under, any joint venture, development, commercialization, manufacturing, supply or other collaboration arrangement, strategic partnership, alliance, license or sublicense which is material to such party and its Subsidiaries taken as a whole, or any other material Contract, except for such joint ventures, collaborations, strategic partnerships, alliances, licenses or sublicenses or Contracts, and such modifications, amendments, terminations, waivers, releases or assignments, which (A) are in the ordinary course of business consistent with past practice, (B) do not confer, grant, license, transfer or assign to a third party, or agree that a third party has, the exclusive right (or co-exclusive right with such party) to sell, develop, offer for sale, market, promote, distribute or otherwise commercialize any product or material Intellectual Property of such party or any its Subsidiaries in any territory, (C) do not involve milestone or other payments of more than ten million dollars ($10,000,000) or adversely alter any existing financial terms, (D) do not materially impair the conduct of the business of such party and its Subsidiaries, taken as a whole, (E) do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (F) do not require approval of such party's stockholders;

            (xv) subject to Section 4.2(c), modify or amend in any material respect or terminate, or waive, release or assign any material rights or claims under, any confidentiality or standstill agreement in connection with, or to facilitate, encourage or permit, an Alternative Transaction (as defined in Section 8.3(b)) or a possible Alternative Transaction involving such party or its Subsidiary;

            (xvi) enter into any new material line of business;

            (xvii) other than in the ordinary course of business consistent with past practice, subject such party or any of its Subsidiaries to any material non-compete or other similar material restriction on the conduct of any of their respective businesses that would be binding following the Closing; or

            (xviii) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction solely between IDEC or Biogen and any of its wholly owned Subsidiaries or solely between any wholly owned Subsidiaries of IDEC or Biogen, respectively.

          (c)    Consultation.    Without limiting the generality of Section 4.1(a) or Section 4.1(b), to the extent permitted by Applicable Law, prior to taking any of the following actions, or entering into any agreement in principle, letter of intent or memorandum of understanding or Contract with respect thereto, the party seeking to do so shall use commercially reasonable efforts first to consult with the other party's Chief Executive Officer or a designee thereof, and to consider in good faith the advice of such party with respect to such action:

            (i)    any action permitted by the exception in Section 4.1(b)(iv)(y), if the Permitted Acquisition involves a consideration (including assumed or acquired obligations) in excess of five million dollars ($5,000,000);

            (ii)   any action permitted by the exception in Section 4.1(b)(v)(A), (B) or (C), if the sale, pledge, disposition, transfer, lease, license or encumbrance involves property or assets with an aggregate fair value in excess of (x) two million five hundred thousand dollars ($2,500,000) for an action permitted by Section 4.1(b)(v)(A) or (B) and (y) one million dollars ($1,000,000) for an action permitted by Section 4.1(b)(v)(C);

            (iii)  any action permitted by the exception in Section 4.1(b)(vi), if the sale, pledge, disposition, transfer, encumbrance, abandonment or failure to maintain involves consideration (including milestone payments) of more than three million dollars ($3,000,000);

            (iv)  any action permitted by the exception in clauses (E) or (G) of Section 4.1(b)(vii), if the loan, advance or capital contribution is in an amount greater than one million dollars ($1,000,000);

            (v)   any action permitted by the exception in Section 4.1(b)(viii), if the amount of indebtedness, debt securities or obligations is greater than two million five hundred thousand dollars ($2,500,000);

            (vi)  any settlement of any claim that involves a payment of greater than two million dollars ($2,000,000) or any royalty;

            (vii) any action permitted by the exception in Section 4.1(b)(xiv) or (xvii); or

            (viii) any action described in the definition of Transaction Event (as defined in Section 8.3(r)).

          (d)    No Breach or Failure.    Notwithstanding anything in this Agreement to the contrary, provided that Biogen is in material compliance with Section 4.1(c)(viii) hereof, no Transaction Event shall constitute, give rise to, or be deemed to contribute to, a breach by Biogen of any representation, warranty, covenant or other agreement, or a failure by Biogen to satisfy any closing condition, contained herein.

          (e)    Other Actions.    Except as required by law, IDEC, Biogen and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to "materiality" or "Material Adverse Effect" becoming untrue as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

        SECTION 4.2    No Solicitation.

          (a)   Neither Biogen nor IDEC shall, nor permit any of its Subsidiaries to, nor authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any information), or take any other action to, or which would be reasonably likely to, facilitate, induce or encourage, any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal (as defined in Section 8.3(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 4.2), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 4.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. Each of Biogen and IDEC and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

          (b)    Notification of Alternative Transactions.    As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any, or any possible, Alternative Transaction Proposal, Biogen or IDEC, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, Biogen or IDEC, as the case may be, shall provide the other party as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material respects of all oral or written communications regarding, and the status and details (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 4.2, shall promptly provide to the other party a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. Biogen or IDEC, as the case may be, shall provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any Alternative Transaction Proposal or Alternative Transaction.

          (c)    Superior Proposals.    Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that Biogen or IDEC, as the case may be, receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 8.3(q)) to be a Superior Proposal (as defined in Section 8.3(q)), it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law, and (y) Biogen or IDEC, as the case may be, has given the other party at least one business day prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 4.2):

            (i)    Furnish nonpublic information to the Person or group making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality and standstill agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of February 11, 2003, between IDEC and Biogen (the "CDA") and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

            (ii)   Engage in negotiations with such Person or group with respect to such Superior Proposal.

          (d)    Changes of Recommendation.

            (i)    In response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 8.3(q)) to be a Superior Proposal, the Board of Directors of Biogen or IDEC, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Biogen, approval and adoption of this Agreement and the Merger and, in the case of IDEC, the IDEC Charter Amendment and the Share Issuance, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (1) through (5) are met:

              (1)   The Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

              (2)   The Biogen Stockholders' Meeting or IDEC Stockholders' Meeting, as the case may be, has not occurred;

              (3)   Biogen or IDEC, as the case may be, has (A) provided to the other party hereto five (5) business days' prior written notice which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (z) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to the other party hereto a copy of all written materials delivered to the Person or group making the Superior Proposal in connection with such Superior Proposal, (C) made available to the other party hereto all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (D) during such five business day period, if requested by the other party hereto, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

              (4)   The Board of Directors of Biogen or IDEC, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law; and

              (5)   Biogen or IDEC, as the case may be, shall have complied with Section 4.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 4.2 or in Sections 5.1(b) through 5.1(d).

            (ii)   Without limiting the foregoing, (1) provided no possible or proposed Alternative Transaction Proposal involving Biogen has been made public or is known to the Board of Directors or senior executives of Biogen, the Board of Directors of Biogen may effect a

    Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and no action with respect to or in connection with any Alternative Transaction Proposal), so long as (x) a Material Adverse Change (as defined in Section 8.3(l)) of IDEC shall have occurred since the date of this Agreement and be continuing and (y) Biogen shall not have breached in any material respect any of the provisions set forth in this Section 4.2 or Section 5.1; and (2) provided no possible or proposed Alternative Transaction Proposal involving IDEC has been made public or is known to the Board of Directors or senior executives of IDEC, the Board of Directors of IDEC may implement a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and no action with respect to or in connection with any Alternative Transaction Proposal), so long as (x) a Material Adverse Change of Biogen shall have occurred since the date of this Agreement and be continuing and (y) IDEC shall not have breached in any material respect any of the provisions set forth in this Section 4.2 or Section 5.1.

          (e)   In the event a Superior Proposal that is a tender offer or exchange offer is made to the stockholders of IDEC or Biogen and the Board of Directors thereof has made a Change of Recommendation, the other party hereto shall be released from the obligations set forth in Section 2.9 or 3.9, respectively, of the CDA.

          (f)    Continuing Obligation to Hold Stockholders' Meeting; No Other Vote.    Notwithstanding anything to the contrary contained in this Agreement, the obligation of Biogen or IDEC to call, give notice of, convene and hold the Biogen Stockholders' Meeting or the IDEC Stockholders' Meeting, as the case may be, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal with respect to it, or by any Change of Recommendation. Neither Biogen nor IDEC shall submit to the vote of its respective stockholders any Alternative Transaction, whether or not a Superior Proposal, or propose to do so.

          (g)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit Biogen or IDEC or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither Biogen nor IDEC shall effect, or disclose pursuant to such Rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.2(d).

ARTICLE V

ADDITIONAL AGREEMENTS

        SECTION 5.1    Preparation of SEC Documents; Stockholders' Meetings.

          (a)   As soon as practicable following the date of this Agreement, IDEC and Biogen shall prepare and file with the SEC the Joint Proxy Statement, and IDEC shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of IDEC and Biogen shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. IDEC will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to IDEC's stockholders, and Biogen will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Biogen's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. IDEC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of IDEC Common Stock in the Merger and the conversion of Biogen Options into options to acquire IDEC Common Stock, and Biogen shall furnish all information concerning Biogen and the holders of Biogen Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by IDEC without Biogen's prior consent (which shall not be unreasonably withheld) and without providing Biogen the opportunity to review and comment thereon. IDEC will advise Biogen promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the IDEC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to IDEC or Biogen, or any of their respective Affiliates, officers or directors, should be discovered by IDEC or Biogen which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of IDEC and Biogen.

          (b)   Each of Biogen and IDEC shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the Biogen Organizational Documents, in the case of Biogen, and the IDEC Organizational Documents, in the case of IDEC, to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider, in the case of IDEC, the Share Issuance, the IDEC Charter Amendment and approval of the New IDEC Stock Plan (as defined in Section 8.3(n)) and the New IDEC Annual Bonus Plan (as defined in Section 8.3(m)) (the "IDEC Stockholders' Meeting") and, in the case of Biogen, the adoption and approval of this Agreement and the Merger (the "Biogen Stockholders' Meeting"). Subject to Section 4.2(d), each of Biogen and IDEC will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of, in the case of IDEC, the Share Issuance, the IDEC Charter Amendment and approval of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan, and, in the case of Biogen, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq National Market or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Biogen or IDEC may adjourn or postpone the Biogen Stockholders' Meeting or IDEC Stockholders' Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of IDEC, the Share Issuance, the IDEC Charter Amendment and approval of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan, and, in the case of Biogen, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Biogen Stockholders' Meeting or IDEC Stockholders' Meeting, as the case may be, is originally scheduled, there are insufficient shares of Biogen Common Stock or IDEC Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of Biogen and IDEC shall ensure that the Biogen Stockholders' Meeting and the IDEC Stockholders' Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Biogen Stockholders' Meeting or IDEC Stockholders' Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the Nasdaq National Market and, in the case of Biogen, the Biogen Organizational Documents, and, in the case of IDEC, the IDEC Organizational Documents. Without the prior written consent of Biogen, the IDEC Charter Amendment, the Share Issuance and approval and adoption of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan are the only matters which IDEC shall propose to be acted on by IDEC's stockholders at the IDEC Stockholders' Meeting. Without the prior written consent of IDEC, approval and adoption of this Agreement and the Merger is the only matter which Biogen shall propose to be acted on by Biogen's stockholders at the Biogen Stockholders' Meeting.

          (c)   Each of Biogen and IDEC will use commercially reasonable efforts to hold the Biogen Stockholders' Meeting and IDEC Stockholders' Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

          (d)   Except to the extent expressly permitted by Section 4.2(d): (i) the Board of Directors of each of Biogen and IDEC shall recommend that its stockholders vote in favor of, in the case of Biogen, the approval and adoption of this Agreement and the Merger at the Biogen Stockholders' Meeting, and, in the case of IDEC, the Share Issuance, the IDEC Charter Amendment and approval and adoption of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan at the IDEC Stockholders' Meetings, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) IDEC has recommended that IDEC's stockholders vote in favor of the Share Issuance, the IDEC Charter Amendment and approval and adoption of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan at the IDEC Stockholders' Meeting and (B) Biogen has recommended that Biogen's stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Biogen Stockholders' Meeting, and (iii) neither the Board of Directors of Biogen or IDEC nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Biogen or IDEC vote in favor of, in the case of Biogen, the approval and adoption of this Agreement and the Merger, and, in the case of IDEC, the Share Issuance, the IDEC Charter Amendment and approval and adoption of the New IDEC Stock Plan and the New IDEC Annual Bonus Plan.

        SECTION 5.2    Accountant's Letters.    Each of Biogen and IDEC shall use commercially reasonable efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.3    Access to Information; Confidentiality.

          (a)   Subject to the CDA and subject to Applicable Law, each of IDEC and Biogen shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of IDEC and Biogen shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

          (b)   Each of IDEC and Biogen will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the CDA.

        SECTION 5.4    Reasonable Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required by the HSR Act (the initial filing required by the HSR Act to be filed promptly within the meaning of the HSR Act) and any applicable antitrust, competition or similar laws of any foreign jurisdiction, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Laws relating to the exchange of information and in addition to Section 5.4(b) , Biogen and IDEC shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Biogen and its Subsidiaries or IDEC and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (b)   Each of IDEC and Biogen shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Entity

  (whether domestic, foreign or supranational). In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participate in any meeting with any such Governmental Entity unless it consults with the other in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as IDEC or Biogen may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of IDEC and Biogen may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as "outside counsel only." Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (IDEC or Biogen, as the case may be) or its legal counsel.

          (c)   In connection with and without limiting the foregoing, IDEC and Biogen shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        SECTION 5.5    Indemnification and Insurance.

          (a)   From and after the Effective Time, IDEC will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Biogen pursuant to any indemnification agreements between Biogen and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties"), subject to Applicable Law. The articles of organization and by-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Biogen Charter and the Biogen By-laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Biogen, unless such modification is required by law.

          (b)   For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by Biogen (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of Biogen) only with respect to claims arising from facts or events which occurred at or before the Effective Time.

        SECTION 5.6    Fees and Expenses.    Except as set forth in this Section 5.6 and in Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Biogen and IDEC shall bear and pay one-half of the costs and expenses incurred by IDEC, Merger Sub or Biogen (other than attorneys' fees, accountants' fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto and (ii) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

        SECTION 5.7    Public Announcements.

          (a)   Biogen and IDEC will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          (b)   Notwithstanding anything to the contrary contained in this Agreement or the CDA, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that neither party (nor any employee, representative or agent thereof) may disclose any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any Applicable Law.

        SECTION 5.8    Listing.    IDEC shall use all commercially reasonable efforts to cause the IDEC Common Stock issuable under Article II, and those shares of IDEC Common Stock required to be reserved for issuance in connection with the Merger, to be authorized for listing on the Nasdaq National Market, upon official notice of issuance.

        SECTION 5.9    Tax-Free Reorganization Treatment.    IDEC and Biogen intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither IDEC nor Biogen shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 5.10    Post-Agreement Operations.

          (a)   Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") consisting of an equal number of representatives of Biogen and IDEC. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Biogen with those of

  IDEC. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses.

          (b)   The Board of Directors of IDEC shall take all actions necessary to cause the appointment, as of the Effective Time, of the individuals named on Schedule 5.10 hereto to the respective offices set forth therein.

          (c)   As of the Effective Time, IDEC shall take all steps necessary to cause the headquarters and the principal executive offices of IDEC to be located in Cambridge, Massachusetts.

        SECTION 5.11    Conveyance Taxes.    Biogen and IDEC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        SECTION 5.12    Equity Awards and Employee Benefits.

          (a)   At the Effective Time, each then outstanding Biogen Option, whether or not exercisable at the Effective Time, will be assumed by IDEC. Each Biogen Option so assumed by IDEC under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Biogen Option (including any applicable stock option agreement or other document evidencing such Biogen Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Biogen Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of IDEC Common Stock equal to the product of the number of shares of Biogen Common Stock that were issuable upon exercise of such Biogen Option immediately prior to the Effective Time (disregarding any vesting schedule applicable to such option) multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of IDEC Common Stock and (ii) the per share exercise price for the shares of IDEC Common Stock issuable upon exercise of such assumed Biogen Option will be equal to the quotient determined by dividing the exercise price per share of Biogen Common Stock of such Biogen Option by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Biogen Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Biogen Option (either by its terms or by the terms of another agreement) provides for acceleration of vesting. As soon as reasonably practicable, IDEC will issue to each holder of an assumed Biogen Option a document evidencing the foregoing assumption of such Biogen Option by IDEC. Immediately following the Effective Time, IDEC shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to the Biogen Options assumed by IDEC pursuant hereto and shall cause such registration statement to remain in effect for so long as such assumed Biogen Option remain outstanding. Prior to the Effective Time, IDEC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IDEC Common Stock for delivery in connection with the exercise of the converted Biogen Options. The parties shall use their commercially reasonable efforts to ensure that the conversion of any Biogen Options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) provided for in this Section 5.12(a) shall be effected in a manner consistent with Section 424(a) of the Code.

          (b)   Biogen shall terminate the Biogen Purchase Plans immediately prior to the Effective Time. To the extent any offering period under the Biogen Purchase Plans is in progress prior to such termination, Biogen shall ensure that such offering period ends immediately prior to such termination, and that each participant's accumulated contributions for such offering period are applied towards the purchase of Biogen Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan. Effective as soon as practicable after the Effective Time, all Continuing Employees (as defined in Section 5.12(c)) shall be permitted to participate in the IDEC Purchase Plan in accordance with the terms of such plan.

          (c)   For one year following the Effective Time, IDEC shall provide or cause to be provided to those of its employees and employees of the Surviving Corporation or any other Affiliate of IDEC who were employees of Biogen immediately prior to the Effective Time ("Continuing Employees"), employee welfare benefits that, in the aggregate, are no less favorable than the employee welfare benefits package provided to those Continuing Employees by Biogen or a Subsidiary of Biogen immediately prior to the execution of this Agreement.

          (d)   Following the Effective Time, IDEC shall recognize (or cause to be recognized) the service of each Continuing Employee with Biogen or its Subsidiaries for purposes of (i) eligibility and vesting under any IDEC Benefit Plan, (ii) determination of benefits levels under any vacation or severance IDEC Benefit Plan and (iii) determination of "retiree" status under any IDEC Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would result in a duplication of benefits. To the extent IDEC establishes or designates an IDEC Benefit Plan to provide group health benefits to Continuing Employees, (i) each such IDEC Benefit Plan shall waive pre-existing condition limitations with respect to Continuing Employees to the same extent waived or no longer applicable under the applicable group health plan of Biogen and (ii) each Continuing Employee shall be given credit under the applicable IDEC Benefit Plan for amounts paid under the corresponding group health plan of Biogen or an Affiliate during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

          (e)   As of the Effective Time, IDEC shall assume and agree to perform in accordance with their terms all employment, severance and other compensation agreements and arrangements existing as of the date hereof, and provided to IDEC by Biogen prior to the date hereof, between Biogen or any Biogen Subsidiary and any director, officer or employee thereof and any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by Biogen or any Biogen Subsidiary in compliance with the terms of this Agreement.

          (f)    Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate, any Continuing Employee for any reason or (ii) require either party to continue any IDEC Benefit Plan or Biogen Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time.

        SECTION 5.13    Consents of Accountants.    IDEC and Biogen will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 shall become effective or a date not more than two (2) days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

        SECTION 5.14    IDEC Board.    The Board of Directors of IDEC shall take all action necessary so that:

          (a)   immediately following the Effective Time, the Board of Directors of IDEC consists of 12 members, including William H. Rastetter, Ph.D., James C. Mullen, five (5) members named by

  IDEC (together with William H. Rastetter, Ph.D., the "IDEC Designated Directors"), and five (5) members named by Biogen (together with James C. Mullen, the "Biogen Designated Directors");

          (b)   immediately following the Effective Time, each of the three (3) classes of the IDEC Board of Directors includes two (2) IDEC Designated Directors and two (2) Biogen Designated Directors and James C. Mullen and William H. Rastetter, Ph.D., are included in the class of directors with the longest remaining term;

          (c)   immediately following the Effective Time, (i) there shall be equal numbers of IDEC Designated Directors and Biogen Designated Directors on each committee of the Board of Directors of IDEC; (ii) William H. Rastetter, Ph.D., shall be the Executive Chairman of the Board of Directors of IDEC; (iii) James C. Mullen shall be the Chief Executive Officer of IDEC; (iv) the chairman of the Compensation and Management Resources committee of the Board of Directors of IDEC shall be an IDEC Designated Director named by IDEC prior to the Effective Time and (v) the respective chairmen of the Corporate Governance and Nominating and the Finance and Audit committees of the Board of Directors of IDEC shall be Biogen Designated Directors named by Biogen prior to the Effective Time; and

          (d)   immediately following the Effective Time, the IDEC Bylaws are amended, effective at the Effective Time, to provide that, until the third anniversary of the Effective Time, the affirmative vote, at a duly convened meeting of IDEC's Board of Directors, of at least eighty percent (80%) of IDEC's entire Board of Directors (excluding for this purpose directors who are then serving as an officer or employee of IDEC) will be required to (i) remove William H. Rastetter, Ph.D., from his position as the Executive Chairman of the Board of Directors of IDEC or significantly diminish his position, authority, duties or responsibilities; (ii) remove James C. Mullen from his position as IDEC's Chief Executive Officer or significantly diminish his position, authority, duties or responsibilities; or (iii) amend or modify, or adopt any Bylaw inconsistent with, the Bylaw referred to in clauses (i) or (ii) of this Section 5.14(d).

        SECTION 5.15    Affiliate Legends.    Section 5.15 of the Biogen Disclosure Schedule sets forth a list of those Persons who are, in Biogen's reasonable judgment, "affiliates" of Biogen within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). Biogen shall notify IDEC in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. IDEC shall be entitled to place appropriate legends on the certificates evidencing any shares of IDEC Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for IDEC Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of IDEC Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

        SECTION 5.16    Notification of Certain Matters.    IDEC shall give prompt notice to Biogen, and Biogen shall give prompt notice to IDEC, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to "materiality" or "Material Adverse Effect" to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of IDEC and the Merger Sub or Biogen, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, IDEC shall give prompt notice to Biogen and Biogen shall give prompt notice to IDEC of any change or event having, or which would reasonably be likely to have, a Material Adverse Effect on such party or which would be reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.16 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        SECTION 5.17    Section 16 Matters.    Prior to the Effective Time, each of IDEC and Biogen shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Biogen Common Stock (including derivative securities) or acquisitions of IDEC Common Stock (including derivative securities with respect to IDEC Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Biogen to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        SECTION 5.18    Rights Plans; State Takeover Laws.

          (a)   Prior to the Effective Time, neither Biogen nor IDEC shall redeem the Biogen Rights or the IDEC Rights or amend, modify (other than to delay any "distribution date" therein or to render the Biogen Rights or the IDEC Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Biogen Rights Agreement or the IDEC Rights Agreements unless (i) required to do so by order of a court of competent jurisdiction or (ii) IDEC's or Biogen's Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under Applicable Law.

          (b)   Prior to the Effective Time, neither Biogen nor IDEC shall take any action to render inapplicable, or to exempt any third party from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) IDEC's or Biogen's Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under Applicable Law.

        SECTION 5.19    Reservation of IDEC Common Stock.    Effective at or prior to the Effective Time, IDEC shall reserve (free from preemptive rights) out of its reserved but unissued shares of IDEC Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Biogen Common Stock pursuant to this Agreement, sufficient shares of IDEC Common Stock to provide for such conversion as well as the issuance of IDEC Common Stock upon the exercise of Biogen Options assumed by IDEC under Section 5.12.

        SECTION 5.20    Actions with Respect to the New IDEC Stock Plan and the New IDEC Annual Bonus Plan.

          (a)    Actions of IDEC.    Promptly following the date hereof, the Board of Directors of IDEC shall approve and adopt the New IDEC Stock Plan and the New IDEC Annual Bonus Plan, in each case subject to the approval of IDEC stockholders and the occurrence of the Effective Time. The Board of Directors of IDEC shall also, at the time at which it approves and adopts the New IDEC Stock Plan, adopt an amendment to the IDEC 1988 Stock Option Plan, which amendment shall be conditioned upon both the occurrence of the Effective Time and the approval by IDEC stockholders of the New IDEC Stock Plan, and which amendment shall provide that after the Effective Time, no new grants or awards shall be made under the IDEC 1988 Stock Option Plan.

          (b)    Actions of Biogen.    The Board of Directors of Biogen shall, following the date hereof, adopt an amendment to each of the Biogen Stock Plans which amendments shall be conditioned upon both the occurrence of the Effective Time and the approval and adoption by the Board of Directors of IDEC, and approval by IDEC stockholders, of the New IDEC Stock Plan, and which amendment shall provide that after the Effective Time, no new grants or awards shall be made under the Biogen Stock Plans.

ARTICLE VI

CONDITIONS PRECEDENT

        SECTION 6.1    Conditions to Each Party's Obligation to Effect The Merger.    The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Stockholder Approvals.    Each of the IDEC Stockholder Approval and the Biogen Stockholder Approval shall have been obtained.

          (b)    Antitrust Waiting Periods.    The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any applicable foreign antirust laws, rules or regulations shall have been terminated or shall have expired.

          (c)    Governmental Consents and Approvals.    Other than as required by Section 6.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by IDEC, Biogen or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained would, individually or in the aggregate, have a Material Adverse Effect on IDEC (determined, for purposes of this clause, after giving effect to the Merger), shall have been made or obtained.

          (d)    No Injunctions or Restraints.    No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, "Restraints"), shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of IDEC and Biogen to their respective stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated or, to the Knowledge of IDEC or Biogen, threatened by the SEC.

          (f)    Listing.    The shares of IDEC Common Stock issuable to the stockholders of Biogen as provided for in Article II shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (g)    Tax Opinions.    Biogen and IDEC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Pillsbury Winthrop LLP, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of IDEC, Merger Sub, and Biogen, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 6.1(g) shall not be waivable after receipt of the Biogen Stockholder Approval, unless further stockholder approval of Biogen stockholders is obtained with appropriate disclosure.

        SECTION 6.2    Conditions to Obligations of Biogen.    The obligation of Biogen to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of IDEC and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IDEC.

          (b)    Performance of Obligations of IDEC and Merger Sub.    Each of IDEC and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    No Material Adverse Change.    No Material Adverse Change of IDEC shall have occurred since the date of this Agreement and be continuing.

          (d)    IDEC Rights Agreement.    The IDEC Rights issued pursuant to the IDEC Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from shares of IDEC Common Stock) or triggered pursuant to the terms of such agreement.

          (e)    IDEC Charter Amendment.    The IDEC Certificate of Amendment shall have been duly filed with the Secretary of State of the State of Delaware and shall be in effect.

          (f)    Officer's Certificate.    Biogen shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of IDEC to the effect that the conditions set forth in Sections 6.2(a), (b), (c), (d) and (e) have been satisfied.

        SECTION 6.3    Conditions to Obligations of IDEC and Merger Sub.    The obligations of IDEC and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Biogen set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Biogen.

          (b)    Performance of Obligations of Biogen.    Biogen shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    No Material Adverse Change.    No Material Adverse Change of Biogen shall have occurred since the date of this Agreement and be continuing.

          (d)    Biogen Rights Agreement.    The Biogen Rights issued pursuant to the Biogen Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from Biogen Common Stock) or triggered pursuant to the terms of such agreement.

          (e)    Officer's Certificate.    IDEC shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Operating Officer of Biogen to the effect that the conditions set forth in Sections 6.3(a), (b), (c) and (d) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 7.1(e) or 7.1(f)) whether before or after the IDEC Stockholder Approval or the Biogen Stockholder Approval:

          (a)   by mutual written consent of Biogen and IDEC, if the Board of Directors of each so determines;

          (b)   by written notice of either Biogen or IDEC (as authorized by the Board of Directors of Biogen or IDEC, as applicable):

            (i)    if the Merger shall not have been consummated by December 15, 2003 (the "Outside Date"), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) and (y) all other conditions set forth in Article VI have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to January 31, 2004 (which shall then be the "Outside Date"); provided, however that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

            (ii)   if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party which has not used commercially reasonable efforts to resist, resolve or lift as applicable (as contemplated by Section 5.4) any such order, decree, ruling or other action;

            (iii)  if the IDEC Stockholder Approval shall not have been obtained at the IDEC Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to IDEC if the failure to obtain the IDEC Stockholder Approval shall have been caused by the action or failure to act of IDEC and such action or failure to act constitutes a material breach by IDEC of this Agreement;

            (iv)  if the Biogen Stockholder Approval shall not have been obtained at the Biogen Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to Biogen if the failure to obtain the Biogen Stockholder Approval shall have been caused by the action or failure to act of Biogen and such action or failure to act constitutes a material breach by Biogen of this Agreement;

          (c)   by Biogen (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of IDEC set forth in this Agreement, or if any representation or warranty of IDEC shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in IDEC's representations and warranties or breach by IDEC is curable by IDEC prior to December 12, 2003 through the exercise of its commercially reasonable efforts, then

  Biogen may not terminate this Agreement under this Section 7.1(c) prior to December 12, 2003, provided that IDEC continues to exercise its commercially reasonable efforts to cure such inaccuracy or breach through December 11, 2003 (it being understood that Biogen may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have materially breached this Agreement (and such breach shall not have been cured) or if such inaccuracy or breach by IDEC is reasonably capable of being cured, and is in fact cured, prior to December 12, 2003);

          (d)   by IDEC (or authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Biogen set forth in this Agreement, or if any representation or warranty of Biogen shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Biogen's representations and warranties or breach by Biogen is curable by Biogen prior to December 12, 2003 through the exercise of its commercially reasonable efforts, then IDEC may not terminate this Agreement under this Section 7.1(d) prior to December 12, 2003, provided that Biogen continues to exercise its commercially reasonable efforts to cure such inaccuracy or breach through December 11, 2003 (it being understood that IDEC may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement (and such breach shall not have been cured) or if such inaccuracy or breach by Biogen is reasonably capable of being cured, and is in fact cured, prior to December 12, 2003);

          (e)   by Biogen (as authorized by its Board of Directors), at any time prior to IDEC Stockholder Approval, if IDEC, the IDEC Board of Directors or any committee thereof, for any reason, shall have (i) failed to hold the IDEC Stockholders' Meeting in accordance with Section 5.1(b) on or before December 11, 2003, (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of IDEC its recommendation without modification or qualification in favor of the IDEC Charter Amendment and the Share Issuance, (iii) withdrawn its recommendation in favor of the IDEC Charter Amendment or the Share Issuance, (iv) amended, modified or qualified such recommendation in a manner adverse to the interests of Biogen, (v) failed to reconfirm such recommendation within ten (10) calendar days of receipt of a written request from Biogen to do so, (vi) approved or recommended any Alternative Transaction, or (vii) failed, within ten (10) business days after any tender or exchange offer relating to IDEC Common Stock commenced by any third party shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of IDEC recommends rejection of such tender offer or exchange offer; or

          (f)    by IDEC (as authorized by its Board of Directors), at any time prior to Biogen Stockholder Approval, if Biogen, the Biogen Board of Directors or any committee thereof, for any reason, shall have (i) failed to hold the Biogen Stockholders' Meeting in accordance with Section 5.1(b) on or before December 11, 2003, (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of Biogen its recommendation without modification or qualification that such stockholders adopt and approve this Agreement and approve the Merger, (iii) withdrawn its recommendation in favor of the adoption and approval of this Agreement or the Merger, (iv) amended, modified or qualified such recommendation in a manner adverse to the interests of IDEC, (v) failed to reconfirm such recommendation within ten (10) calendar days of receipt of a written request from IDEC to do so, (vi) approved or recommended any Alternative Transaction, or (vii) failed, within ten (10) business days after any tender or exchange offer relating to Biogen Common Stock commenced by any third party shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of Biogen recommends rejection of such tender offer or exchange offer.

        SECTION 7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 5.3(b), 5.6, this Section 7.2 and Section 7.3, as well as Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        SECTION 7.3    Payments.

          (a)    Payment by Biogen.    In the event that this Agreement is terminated by Biogen pursuant to any of Sections 7.1(b)(i) or 7.1(b)(iv), or by IDEC pursuant to any of Sections 7.1(b)(i), 7.1(b)(iv), 7.1(d) or 7.1(f), Biogen shall promptly, but in no event later than two (2) business days after the date of such termination (subject to the further provisions of this Section 7.3(a)), pay IDEC a fee equal to $230,000,000 in immediately available funds (the "Biogen Termination Fee"); provided, that (w) notwithstanding the foregoing, no Biogen Termination Fee shall be payable in the case of a termination by IDEC pursuant to Section 7.1(f) if (1) IDEC's right to terminate this Agreement pursuant to such Section 7.1(f) arises solely out of the Board of Directors of Biogen having effected a Change of Recommendation as permitted by and in compliance with clause (1) of Section 4.2(d)(ii) and (2) following the date hereof and prior to such termination no Person shall have made to Biogen or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to Biogen, (x) in the case of a termination pursuant to Section 7.1(b)(i), the Biogen Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Biogen or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition (as defined in Section 7.3(d)) with respect to Biogen and within twelve (12) months following termination of this Agreement, an Acquisition of Biogen is consummated or Biogen enters into an agreement providing for an Acquisition of Biogen, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable, (y) in the case of termination pursuant to Section 7.1(b)(iv), unless, at the time of such termination, IDEC had the right to terminate this Agreement pursuant to Section 7.1(f) (in which event the Biogen Termination Fee shall be payable (if applicable) as if this Agreement were terminated by IDEC pursuant to Section 7.1(f)), fifty percent (50%) of the Biogen Termination Fee shall be payable (not later than two (2) business days after such termination) only if following the date hereof and prior to the Biogen Stockholders' Meeting, any Person shall have made to Biogen or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Acquisition with respect to Biogen, with the remaining fifty percent (50%) of the Biogen Termination Fee becoming payable only if the first fifty percent (50%) of the Biogen Termination Fee shall have become payable pursuant to this clause (y) and, within twelve (12) months following the termination of this Agreement, an Acquisition of Biogen is consummated or Biogen enters into an agreement providing for an Acquisition of Biogen, in which event such remaining fifty percent (50%) of the Biogen Termination Fee shall be payable concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, and (z) in the case of a termination under Section 7.1(d), the Biogen Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Biogen or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to Biogen.

          (b)    Payment by IDEC.    In the event that this Agreement is terminated by IDEC pursuant to any of Sections 7.1(b)(i) or 7.1(b)(iii), or by Biogen pursuant to any of Sections 7.1(b)(i), 7.1(b)(iii), 7.1(c) or 7.1(e), IDEC shall promptly, but in no event later than two (2) business days after the date of such termination (subject to the further provisions of this Section 7.3(b)), pay Biogen a fee equal to $230,000,000 in immediately available funds (the "IDEC Termination Fee"); provided, that (w) notwithstanding the foregoing, no IDEC Termination Fee shall be payable in the case of a termination by Biogen pursuant to Section 7.1(e) if (1) Biogen's right to terminate this Agreement pursuant to such Section 7.1(e) arises solely out of the Board of Directors of IDEC having effected a Change of Recommendation as permitted by and in compliance with clause (2) of Section 4.2(d)(ii) and (2) following the date hereof and prior to such termination no Person shall have made to IDEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to IDEC, (x) in the case of a termination pursuant to Section 7.1(b)(i), the IDEC Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to IDEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to IDEC and within twelve (12) months following termination of this Agreement, an Acquisition of IDEC is consummated or IDEC enters into an agreement providing for an Acquisition of IDEC, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable, (y) in the case of termination pursuant to Section 7.1(b)(iii), unless, at the time of such termination, Biogen had the right to terminate this Agreement pursuant to Section 7.1(e) (in which event the IDEC Termination Fee shall be payable (if applicable) as if this Agreement were terminated by Biogen pursuant to Section 7.1(e)), fifty percent (50%) of the IDEC Termination Fee shall be payable (not later than two (2) business days after such termination) only if following the date hereof and prior to the IDEC Stockholders' Meeting, any Person shall have made to IDEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Acquisition with respect to IDEC, with the remaining fifty percent (50%) of the IDEC Termination Fee becoming payable only if the first fifty percent (50%) of the IDEC Termination Fee shall have become payable pursuant to this clause (y) and, within twelve (12) months following the termination of this Agreement, an Acquisition of IDEC is consummated or IDEC enters into an agreement providing for an Acquisition of IDEC, in which event such remaining fifty percent (50%) of the IDEC Termination Fee shall be payable concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, and (z) in the case of a termination under Section 7.1(c), the IDEC Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to IDEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to IDEC.

          (c)    Interest and Costs; Other Remedies.    All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of IDEC and Biogen acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if IDEC or Biogen, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the rate of interest per annum publicly announced by JP Morgan Chase Bank as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, subject to Section 7.2.

          (d)    Certain Definitions.    For the purposes of this Section 7.3 only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the Merger or any Transaction Event): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party or its Subsidiaries of assets representing in excess of forty percent (40%) of the aggregate fair market value of the consolidated assets of the party and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

        SECTION 7.4    Amendment.    Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the IDEC Stockholder Approval or the Biogen Stockholder Approval; provided, however, that after the Biogen Stockholder Approval, there may not be, without further approval of the stockholders of Biogen, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Biogen Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

        SECTION 7.5    Extension; Waiver.    At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

        SECTION 8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

        SECTION 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Biogen to:

      Biogen, Inc.
      14 Cambridge Center
      Cambridge, Massachusetts 02142
      Fax No: 617-679-2838
      Attention: General Counsel

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      One Beacon Street
      Boston, MA 02108
      Fax No.: (617) 573-4822
      Attention: Louis A. Goodman, Esq.
      Kent A. Coit, Esq.

          (b)   if to IDEC or Merger Sub, to it at:

      IDEC Pharmaceuticals Corporation
      3030 Callan Road
      San Diego, California 92121
      Fax No: (858) 431-8786
      Attention: Office of the General Counsel

    with a copy to:

      Pillsbury Winthrop LLP
      101 West Broadway, Suite 1800
      San Diego, CA 92101
      Fax No: (619) 236-1995
      Attention: David R. Snyder, Esq.

        SECTION 8.3    Definitions.    For purposes of this Agreement:

          (a)   An "Affiliate" of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b)   An "Alternative Transaction" with respect to a party hereto, shall mean any of the following transactions (other than any Transaction Event): (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than ten percent (10%) of the assets of such party or any of its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of such party;

          (c)   An "Alternative Transaction Proposal" shall mean any offer or proposal relating to an Alternative Transaction;

          (d)   "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

          (e)   "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

          (f)    "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

          (g)   "Good Clinical Practice" shall mean the then current standards for clinical trials for pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of Biogen or IDEC, as the case may be, are sold or intended to be sold, to the extent such standards are not less stringent than in the United States;

          (h)   "Good Manufacturing Practice" shall mean the regulatory requirements for current good manufacturing practices promulgated by the FDA under the FDCA and under the Public Health Service Act and the regulations promulgated thereunder, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the applicable regulatory authorities of the European Union and other organizations and governmental agencies in countries in which the products of Biogen or IDEC, as the case may be, are manufactured or sold, or intended to be manufactured or sold, to the extent such standards are not less stringent than in the United States;

          (i)    "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which include petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

          (j)    "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, ideas and biological materials, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations in part and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data (including without limitation the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, technical information, designs, procedures, laboratory notebooks, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any such jurisdiction; computer software; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights;

          (k)   "Knowledge" of any Person which is not an individual means, with respect to a specified matter, the actual knowledge of any of such Person's executive officers, general counsel or any other officer having primary responsibility for such matter and, in the case of IDEC, includes the actual knowledge of IDEC in-house IP counsel and, in the case of Biogen, includes the actual knowledge of Biogen in-house IP counsel;

          (l)    "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to IDEC or Biogen, any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Change or Material Adverse Effect, is or is reasonably likely (i) to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (ii) to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Change with respect to, or a Material Adverse Effect on, any party: (A) any change in such party's stock price or trading volume, in and of itself, (B) any failure by such party to meet published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the biotechnology or pharmaceutical industries generally (to the extent such Effect is not disproportionate with respect to such party in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to such party in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to such party in any material respect), or (E) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement;

          (m)  "New IDEC Annual Bonus Plan" means an annual cash incentive bonus plan in a form to be agreed to by Biogen and IDEC following the date hereof, approved by the Board of Directors of IDEC and submitted to IDEC stockholders in accordance with the provisions of Sections 5.1 and 5.20 hereof, which plan is intended to allow the grant of awards by IDEC which qualify as performance based compensation under the provisions of Section 162(m) of the Code;

          (n)   "New IDEC Stock Plan" means an omnibus equity plan in a form to be agreed to by Biogen and IDEC following the date hereof, approved by the Board of Directors of IDEC and submitted to IDEC stockholders in accordance with the provisions of Sections 5.1 and 5.20 hereof, pursuant to which 22,500,000 shares of IDEC Common Stock shall be reserved for issuance;

          (o)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (p)   a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which are) owned directly or indirectly by such first Person;

          (q)   a "Superior Proposal" with respect to a party, means an unsolicited, bona fide written Alternative Transaction Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (A) all or substantially all of the assets of such party or (B) all of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel and its financial adviser, (2) all terms of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto), and (3) the relative impact of the transaction contemplated by such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto) on the other Persons whose interests the Board may consider under Applicable Law) to be more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable of being consummated on the terms proposed, taking into account, all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal; provided, however, that no Alternative Transaction Proposal will be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to a financing condition and the financing required to satisfy such condition is not fully committed pursuant to a commitment letter or similar instrument from one or more institutions which are capable of providing such financing; and

          (r)   "Transaction Event" means any (i) (A) amendment, modification or termination of, or waiver, release, consent or other action under or in respect of, any agreement listed in Section 8.3(r) of the Biogen Disclosure Schedule (each, a "Section 8.3(r) Agreement"), or (B) any agreement or transaction (including any transaction described in Section 4.1(b)) involving Biogen or any of its Subsidiaries, to the extent such amendment, modification, termination, waiver, release, consent or other action, or such agreement or transaction, is in connection with (x) Biogen or any of its Subsidiaries obtaining a waiver or consent with respect to the Merger under any Section 8.3(r) Agreement or (y) Biogen or any of its Subsidiaries acquiring or disposing of any asset, right or license which is the subject of any Section 8.3(r) Agreement, or (ii) any act, failure to act, event, effect, change, violation, termination, breach, circumstance, occurrence or state of facts in connection with, or resulting or arising from, any Transaction Event as defined in clause (i) above.

        SECTION 8.4    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acquisition	7.3(d)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Transaction	8.3(b)
Alternative Transaction Proposal	8.3(c)
Applicable Laws	3.1(g)(i)
Approval	3.1(i)(ii)
Articles of Merger	1.3
Audit	3.1(j)(xi)
Benefit Plans	3.1(i)(i)
Biogen	Preamble

Biogen Balance Sheet	3.1(d)(iii)
Biogen Benefit Plans	3.1(i)(i)
Biogen By-Laws	3.1(a)(ii)
Biogen Charter	3.1(a)(ii)
Biogen Collaboration	3.1(k)(i)
Biogen Collaboration Partner	3.1(k)(i)
Biogen Common Stock	2.1
Biogen Defined Contribution Plans	3.1(b)(v)
Biogen Designated Directors	5.14(a)
Biogen Disclosure Schedule	3.1
Biogen Material Contract	3.1(r)(i)
Biogen Option	2.1(d)
Biogen Organizational Documents	3.1(a)(ii)
Biogen Permits	3.1(g)(i)
Biogen Pharmaceutical Products	3.1(k)(i)
Biogen Preferred Stock	3.1(b)(i)
Biogen Purchase Plans	2.1(d)
Biogen Rights	3.1(b)(i)
Biogen Rights Agreement	3.1(b)(i)
Biogen SEC Documents	3.1(d)(i)
Biogen Significant Subsidiaries	3.1(a)(iii)
Biogen Stock Plans	3.1(b)(i)
Biogen Stockholder Approval	3.1(c)(iii)
Biogen Stockholders' Meeting	5.1(b)
Biogen Subsidiary Organizational Documents	3.1(a)(ii)
Biogen Termination Fee	7.3(a)
Certificates	2.2(b)
CDA	4.2(c)(i)
Chapter 110F	3.1(n)
Change of Recommendation	4.2(d)(i)
Closing	1.2
Closing Date	1.2
Code	Recitals
Continuing Employees	5.12(c)
Contract	8.3(d)
Dissenting Holder	2.1(g)(i)
Effect	8.3(l)
Effective Time	1.3
Environmental Laws	8.3(e)
Environmental Liabilities	8.3(f)
ERISA	3.1(i)(i)
ERISA Affiliate	3.1(i)(v)
Exchange Act	3.1(c)(v)(B)(2)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Existing Benefits Commitments	4.1(b)(xi)
FDA	3.1(g)(i)
FDCA	3.1(g)(i)
Form S-4	3.1(e)

Funded Retirement Plan	3.1(i)(v)
GAAP	3.1(d)(ii)
Good Clinical Practice	8.3(g)
Good Manufacturing Practice	8.3(h)
Governmental Entity	3.1(c)(v)
Hazardous Materials	8.3(i)
HSR Act	3.1(c)(v)(A)
Indemnified Parties	5.5(a)
Intellectual Property	8.3(j)
IDEC	Preamble
IDEC 1988 Stock Option Plan	3.2(b)(i)
IDEC Balance Sheet	3.2(d)(iii)
IDEC Benefit Plans	3.2(i)(i)
IDEC By-Laws	3.2(a)(ii)
IDEC Certificate of Amendment	1.8
IDEC Charter	3.2(a)(ii)
IDEC Charter Amendment	1.8
IDEC Collaboration	3.2(k)(i)
IDEC Collaboration Partner	3.2(k)(i)
IDEC Common Stock	2.1(a)
IDEC Defined Contribution Plans	3.2(b)(v)
IDEC Designated Directors	5.14(a)
IDEC Disclosure Schedule	3.2
IDEC Material Contract	3.2(r)(i)
IDEC Options	3.2(b)(ii)
IDEC Organizational Documents	3.2(a)(ii)
IDEC Preferred Stock	3.2(b)(i)
IDEC Permits	3.2(g)(i)
IDEC Pharmaceutical Products	3.2(k)(i)
IDEC Purchase Plan	3.2(b)(i)
IDEC Rights	3.2(b)(i)
IDEC Rights Agreement	3.2(b)(i)
IDEC SEC Documents	3.2(d)(i)
IDEC Significant Subsidiaries	3.2(a)(iii)
IDEC Stock Plans	3.2(b)(i)
IDEC Stockholder Approval	3.2(c)(iii)
IDEC Stockholders' Meeting	5.1(b)
IDEC Subsidiary Organizational Documents	3.2(a)(ii)
IDEC Termination Fee	7.3(b)
Joint Proxy Statement	3.1(c)(v)(B)(1)
Knowledge	8.3(k)
Liens	3.1(a)(iii)
Material Adverse Change	8.3(l)
Material Adverse Effect	8.3(l)
MBCL	Recitals
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New IDEC Annual Bonus Plan	8.3(m)
New IDEC Stock Plan	8.3(n)

Outside Date	7.1(b)(i)
Permitted Acquisition	4.1(b)(iv)
Person	8.3(o)
Public Health Service Act	3.1(k)(i)
Restraints	6.1(d)
Rule 145 Affiliates	5.15
SEC	3.1(a)(iii)
Secretary of State	1.3
Section 8.3(r) Agreement	8.3(r)
Section 203	3.2(n)
Securities Act	3.1(d)(i)
Share Issuance	Recitals
Subsidiary	8.3(p)
Superior Proposal	8.3(q)
Surviving Corporation	1.1
Tax Authority	3.1(j)(xi)
Tax Return	3.1(j)(xi)
Taxes	3.1(j)(xi)
Transaction Event	8.3(r)
Transition Team	5.10(a)
Voting Debt	3.1(b)(iii)

        SECTION 8.5    Interpretation.    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        SECTION 8.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.7    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the CDA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies.

        SECTION 8.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, provided, however, that the Merger shall be governed by the MBCL.

        SECTION 8.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 8.10    Consent to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

        SECTION 8.11    Headings, etc.    The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.12    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.13    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 8.14    Waiver of Jury Trial.    EACH OF IDEC, MERGER SUB AND BIOGEN HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF IDEC, MERGER SUB OR BIOGEN IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        SECTION 8.15    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, Biogen, IDEC and Merger Sub have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

BIOGEN, INC.

By:	/s/ JAMES C. MULLEN Name: James C. Mullen Title: Chairman, Chief Executive Officer and President

By:	/s/ MICHAEL F. PHELPS Name: Michael Phelps Title: Vice President and Treasurer

IDEC PHARMACEUTICALS CORPORATION

By:	/s/ WILLIAM RASTETTER Name: William H. Rastetter, Ph.D. Title: Chairman of the Board and Chief Executive Officer

BRIDGES MERGER CORPORATION

By:	/s/ WILLIAM RASTETTER Name: William H. Rastetter, Ph.D. Title: President

By:	/s/ JOHN DUNN Name: John M. Dunn Title: Treasurer

EXHIBIT A

FORM OF IDEC CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
IDEC PHARMACEUTICALS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        IDEC Pharmaceuticals Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST:    Article I of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

        The name of this corporation is "BIOGEN IDEC, INC."

        SECOND:    Article IV(A) of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          (A)  Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Billion Eight Million (1,008,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, par value $0.0005 per share, and Eight Million (8,000,000) shares shall be Preferred Stock, par value $0.001 per share.

        THIRD:    The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this    day of                        , 2003.

IDEC PHARMACEUTICALS CORPORATION

By:
Name: William H. Rastetter, Ph.D. Title: Chairman of the Board and Chief Executive Officer

A-1

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AGREEMENT AND PLAN OF MERGER BY AND AMONG IDEC PHARMACEUTICALS CORPORATION, BRIDGES MERGER CORPORATION AND BIOGEN, INC. DATED AS OF JUNE 20, 2003
AGREEMENT AND PLAN OF MERGER TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I THE MERGER
ARTICLE II EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
FORM OF IDEC CERTIFICATE OF AMENDMENT